Exhibit 10.8

JOINT VENTURE AND SHAREHOLDERS AGREEMENT

Between	KATMANDU COLLECTIONS, LLLP

And	PRODUCCIONES DE PARQUES, S.L.

And	MELIÁ HOTELS INTERNATIONAL, S.A.

Concerning:	HOTEL SOL MAGALLUF PARK,

KATMANDU CALVIÀ LEISURE FACILITIES, AND

PRODUCCIONES DE PARQUES, S.L.

Place:	PALMA DE MALLORCA, SPAIN

Dated:	13th DECEMBER 2012

Sol Katmandu - Joint Venture and Shareholders Agreement

TABLE OF CONTENTS

A. DEFINITIONs; Interpretation; PURPOSE; Formation	6

A.1. Definitions	6
A.2. General rules of interpretation	11
A.3. Purpose of the Agreement	11
A.3.1. Superseding effect of the Agreement	11
A.3.2. Corporate Association of the Parties	12
A.3.3. Ancillary and incidental actions and Contracts	12
A.4. No Partnership; No guarantee; Obligations several and not joint	13
A.4.1. No company or partnership apart from PDP	13
A.4.2. No guarantee of the other Party’s businesses activities	13
A.4.3. Obligations several and not joint	13

B. ASSOcIatioN OF KAT and MHI	13

B.1. MHI’s investment in PDP	13
B.1.1. PDP share capital prior to MHI’s investment	13
B.1.2. Capital increase decision	13
B.1.3. Contributions by MHI to PDP	14
B.1.4. Actions to be carried out on the Execution Date	14
B.1.5. Actions to be carried out on the Completion Date	15
B.1.6. Transaction related Taxes	15
B.2. Waiver of the Right of First Refusal	15
B.3. Representations and Warranties by PDP and the Shareholders	15
B.3.1. Scope and general terms	15
B.3.2. Shares	16
B.3.3. Financial statements	17
B.3.4. Compliance with Law	17
B.3.5. Real estate and tangible movable property	18
B.3.6. Construction and state of preservation.	18
B.3.7. Permits and licences	19
B.3.8. Operational Intellectual Property Rights	19
B.3.9. Employees	20
B.3.10. Insurance	20
B.3.11. Material agreements	21
B.3.12. Insolvency	21
B.3.14. Litigation	22
B.4. Indemnity regime	23
B.4.1. Scope of damages and losses	23
B.4.2. By MHI	23
B.4.3. By KAT	23
B.4.4. Minimum amount of prejudice to trigger indemnification	23
B.4.5. Claims between Shareholders	23
B.4.6. Non-Shareholder claims	24
B.4.7. Mechanisms to facilitate indemnification payments	25
B.4.8. Limitation Period	25

C. PDP Management Principles, business PLAN, financing	25

C.1. Main principles of management of PDP	25
C.1.1. Compliance with the Agreement	25
C.1.2. Management in the interest of PDP and the Shareholders	25
C.1.3. Incorporation of Subsidiary companies	25
C.1.4. Operations between PDP and the Parties	26
C.2. Business plan	26
C.2.1. Time schedule	26
C.2.2. Linked to the Execution of the refurbishment and works Projects	26

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C.2.3. Development and approval of the Projects	26
C.3. Financing of PDP	26
C.3.1. General rule: PDP generated resources	26
C.3.2. Exceptions for investments foreseen herein	26
C.3.3. No Shareholder guarantees	27
C.4. Employees	27
C.4.1. Hotel Staff and ERET	27
C.4.2. PDP and Leisure Facilities Staff	27

D. ANCILLARY PDP CONTRACTS	28

D.1. Hospitality consulting and service agreements with MHI and Prodigios	28
D.1.1. Execution and Drafts	28
D.1.2. Essential terms and conditions of the SSA	28
D.2. Leisure and Entertainment service agreement with KAT	29
D.2.1. Execution and Draft	29
D.3. Sol-Katmandu Trademark Licence Agreement	29

E. shareholders relations and ORGANISATION OF PDP	29

E.1. Articles of Association	29
E.1.1. Conflict with Agreement	29
E.1.2. Modification of the Agreement	29
E.2. General Meeting	29
E.2.1. Calling and constitution	30
E.2.2. Adoption of resolutions	30
E.3. Board of Directors	32
E.3.1. Company management and representation	32
E.3.2. Number of Directors	32
E.3.3. Appointment of Directors	32
E.3.4. Term of Office	32
E.3.5. Additional Shareholders’ obligations	33
E.3.6. Chairman, Vice-Chairman, Secretary, and Vice-Secretary	33
E.3.7. Calling of Board meetings	33
E.3.8. Constitution of the Board, delegation of votes, and attendance of non-members	34
E.3.9. Adoption of Resolutions	34
E.3.10. Mutual general powers of attorney	35
E.3.11. Consideration and expenses	35
E.4. Management structure below the Board	35
E.4.1. General Manager	35
E.4.2. Managers directly reporting to the General Manager	36
E.5. Avoidance of conflicts in the General Meeting and the Board	36
E.6. Deadlock Provision	36
E.6.1. Exception from Arbitration	36
E.6.2. Definition	37
E.6.3. Preventive measures	37
E.6.4. Deadlock Notice	37
E.6.5. Deadlock Solution Period	37
E.6.6. Definite Deadlock	37
E.6.7. Exclusion of definite Deadlock during initial period	38
E.6.8. Management of the Company during a Deadlock situation	38
E.7. Restrictions to the Transfer of shares	38
E.7.1. Block Transfers only	38
E.7.2. Initial Minimum Holding Period	38
E.7.3. Transfers after the Minimum Holding Period	38
E.7.4. Prohibition of indirect Transfer	41
E.7.5. Continuity of effective Control of KAT and of the Shares KAT holds in PDP	41
E.7.6. Prohibition of encumbering shares	41
E.7.7. Penalties and protective measures	41

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F. Further co-operation, Development and exclusivity	42

F.1. Further Co-operation	42
F.1.3. Term of validity	43
F.2. Development	43
F.3. Exclusivity	43
F.3.1. General Regulation	43
F.3.2. Limitation	43
F.3.3. Hotel specific exclusivity	44

G. General provisions	44

G.1. Term of the Agreement	44
G.2. Absence of conflict	44
G.3. Transfer of rights and obligations	44
G.4. Costs and charges	44
G.5. Interpretation rules	45
G.5.1. Entire agreement	45
G.5.2. Severability	45
G.5.3. Schedules and amendments to the Agreement	45
G.5.4. Waiver	45
G.6. Notices	45
G.6.1. Method	45
G.6.2. Address and recipients	46
G.6.3. English language	47
G.7. Further action	48
G.8. Amendment or modification.	48
G.9. Unforeseen Circumstances and Mutual Collaboration	48
G.10. Governing law and Dispute resolution	48
G.10.1. Governing law	48
G.10.2. Dispute resolution	48
G.10.3. Survival	49
G.11. Confidentiality and Announcements	49
G.11.1. Confidentiality	49
G.11.2. Announcements	50
G.11.3. Survival	50
G.12. Counterparts	50

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JOINT VENTURE AND SHAREHOLDERS AGREEMENT

Executed in Palma de Mallorca, on 13th December 2012

BETWEEN

(1)	KATMANDU COLLECTIONS, LLLP, a limited liability limited partnership duly incorporated and organised under the laws of the state of Nevada, of the United States of America (hereinafter; “USA”), under the file number E0498572006-7, whose registered office is 6060 Welton Avenue, Las Vegas 89107, Nevada, United States of America, a company whose Spanish fiscal identification code for foreign companies (N.I.F.) is [***] represented herein by Ms. Julia Emily Demerau, citizen of the USA, with Spanish personal identification number for non-nationals (N.I.E.) [***], who acts as sole general partner of “Katmandu Collections, LLLP” (“KAT”);

(2)	PRODUCCIONES DE PARQUES, S.L., a limited liability company duly incorporated and organised under the laws of Spain, whose registered office is situated in Calle San Miguel, number 68 – A – 7º, 07002 Palma de Mallorca, Spain, with Spanish fiscal identification code (C.I.F.) [***], represented herein by Mr. Larry Scott Demerau, with Spanish personal identification number for non-nationals (N.I.E.) [***], who acts as managing director of “Producciones de Parques, S.L.” (“PDP”); and

(3)	MELIÁ HOTELS INTERNATIONAL, S.A., a public limited liability company duly incorporated and organised under the laws of the Spain, whose registered office is situated in Calle Gremi de Boters, number 24, Polígono Son Castelló, Palma de Mallorca, Spain, with Spanish fiscal identification code (C.I.F.) [***], represented herein by Mr. Mark Hoddinott, with Spanish NIE [***], who acts with special power of attorney in the name and on behalf of “Meliá Hotels International, S.A.” (“MHI”)

WHEREAS:

(a)	KAT is the sole shareholder, i.e. owns one hundred per cent (100%) of the shares, of PDP, which:

(a.1)	owns and operates the new generation of a mini theme park named “Katmandu Park” (as defined below), situated in the Calvià municipality on the Spanish island of Mallorca (“Calvià”);

(a.2)	long-term leases and operates the mini-golf course named “Golf Fantasia” (as defined below), situated in the same municipality;

(a.3)	is debtor of a series of loans of an accumulated net sum of about three million euros (€3,450,000.-), secured by several mortgages which charge the Katmandu Park real-estate property;

(a.4)	is debtor of a loan with third Persons (as defined below) of about two hundred and thirty-five thousand euros (€235,000.-);

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(a.5)	is debtor of loans and financial machine-leasings Contracts (as defined below) accruing to an outstanding balance of about seven hundred eight thousand euros (€708,000.-), in part secured by two pledges which charge machinery property of PDP; and

(a.6)	has leased the bar-café-restaurant and the adjacent terrace of Katmandu Park (the “Katmandu F&B Lease”) to the Spanish company “Es Cantó Mallorca, S.L.” (the “Katmandu F&B Lessee”)[1].

(b)	KAT also is the master-licensee with the unrestricted right to use and sublicense, a series of trademarks, domain names, logos, costumes, designs and other intangible property or rights under which its Affiliate (as defined below) PDP operates the Katmandu Park and the Golf Fantasia (the “Leisure Facilities”), including the trademarks “Katmandu” and “Katmandu Park” (jointly: the “Katmandu Trademarks”).

(c)	MHI is the exclusive master licensee of the trademarks “Sol” [and “Sol Hotels” (jointly:] the “Sol Trademark”), under which it operates a series of Hotel Facilities (as defined below), and owns a series of leisure facilities, being, in particular, the owner of the premises on which it operates the Sol Magalluf Park Hotel (also: the “Hotel”; as defined below), which premises are situated adjacent to the plot of land on which PDP operates Katmandu Park.

(d)	On 9th May 2012, PDP and MHI (also: the “Initial Parties”) executed a “Sol Katmandu Co-operation Agreement” and an, ancillary, lease agreement concerning the lease, from MHI to PDP, of a minor part of the Hotel property, (jointly: the “Initial Agreements”) to promote the synergetic effects of co-operation in the development of their respective businesses.

(e)	By executing the present Joint Venture and Shareholders Agreement (the “Agreement”), KAT, MHI and PDP (jointly: the “Parties”) comply with their desire to further consolidate and intensify the commercial co-operation between MHI and the Katmandu Group (as defined below) through physical, corporate and operative integration of the Sol Magalluf Park Hotel on the one hand, and the Leisure Facilities on the other, establishing the themed leisure-experience hotel under the name “Sol Katmandu Resort”, or under any other name including the Trademarks “Sol” and “Katmandu” the Parties may agree upon, (the “Resort”) as new product on the hospitality, leisure, and entertainment market.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained,

It is agreed:

A.	DEFINITIONs; Interpretation; PURPOSE; Formation

A.1.	Definitions

In this Agreement, the following definitions shall apply:

[36 Holes Expedition Golf shall mean the small mini-golf course situated, as one of several attractions, on the Katmandu Park site (as opposed to the Golf Fantasia, defined below).]

Affiliate means, with respect to any Person, a Person that directly, and/or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control (as defined below) with, the Person specified.

Agreement means this joint venture and shareholders agreement, and the Schedules thereto, as amended and/or restated from time to time in accordance herewith.

[1]	See, however, Section B.3.11.3 below.

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Articles of Association refers to the articles of association of PDP, as substituted and/or amended from time to time.

Board shall have the meaning given to it in Section E.3.

Calvià Municipality means the municipality named Calvià, situated on the island of Mallorca, which is part of the Spanish autonomous community of the Balearic Islands. The municipality includes, but is not limited to, the settlements Calvià Vila, Magalluf, Palmanova, Santa Ponsa and Peguera.

Change in Control means the Ultimate Parent Entity (as defined below) as of the Execution Date (as defined below) shall cease to Control the Person concerned (including control of the day-to-day operations of the company) or the real estate.

Change in Ownership means any direct or indirect Transfer (or series of Transfers) of the property or the voting interests, whether directly or through an Intermediate Holding Company (as defined below) which, alone or in the aggregate, (A) results in any Person or group of Persons other than the existing real estate owners and/or shareholders of a company as of the Execution Date (as defined below) beneficially owning or having the (sole or shared) right to vote (whether directly and/or indirectly) more than fifty per cent (50%) of the real estate property and/or voting interests of the company, or (B) results in the existing real estate owners and/or shareholders of the company as of the Execution Date (as defined below) beneficially owning and having the sole right to vote (whether directly and/or indirectly) less than fifty per cent (50%) of the real estate and/or Voting Interests of the company, as the case may be.

Contract means, with respect to any Person (as defined below), any agreement, undertaking, indenture, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (whether or not in writing) by which such Person, or any of its property, is legally bound.

Control means possessing the power to influence the management policies of another Person (as defined below), whether by the ownership of voting interests, by Contract or by any other means.

CPI shall mean the Spanish consumer price index or of any other index which may in the future substitute the former (the “CPI”).

Day means calendar days unless banking days are expressly specified.

Description of the Establishments shall have the meaning set forth in Section B.3.1.5 below.

Director shall have the meaning given to it in Section E.3.2.1.

Dispute means any and all disputes, claims, demands, causes of action, issues and disagreements arising out of or relating to this Agreement or the breach of this Agreement, or its interpretation, performance, termination, existence or invalidity.

ERET shall have the meaning given to it in Section B.3.9.4.

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Euro means the official Spanish currency.

Execution Date shall mean the date of signature and execution of this Agreement, as indicated in the heading Section of this document.

F&B shall mean the provision of food and beverage.

Fun Pass shall have the meaning given to it in Section Error! Reference source not found..

GAAP shall mean generally accepted accounting principles regarding Spanish territory.

Golf Fantasia means the mini-golf park named “Gold Fantasia” and situated in Calle Tenis, number 3, Palmanova, Calvià, including any and all of its attractions and any and all property and other rights used or being prepared for use in connection with the mentioned mini-golf park at the Execution Date.

GOP shall have the meaning given to it in the corresponding Ancillary Contracts.

Guests means any and all of the natural persons which stay as hotel room guests at the hotel concerned.

Hotel shall herein be used herein as a synonym of “Sol Magalluf Park Hotel” (as defined below), whether operated under its current or a different future name (see below in the definition of Sol Magalluf Park Hotel).

Hotel Business shall mean the Hotel including any and all elements related to and/or necessary for the operation of hotel and related activities, including staff, licences, stock, FF&E, operating supplies and equipment.

Hotel Staff shall have the meaning set forth in Section B.3.9.1.

HSA shall have the meaning given to it in sub-Section A.3.3.2(i).

Initial Agreements shall have the meaning given to it in Whereas (d) above.

Intellectual Property Rights means patents, trade marks, service marks, trade names, domain names, registered designs, designs, semiconductor topography rights, database rights of unfair extraction and reutilisation, copyrights and other forms of intellectual or industrial property (in each case in any part of the world, whether or not registered or registrable and if registered or registrable for their full period of registration with all extensions and renewals, and including any and all applications for registration or otherwise), know-how, inventions, formulae, confidential or secret processes and information, and any other protected rights and assets, and any licences and permissions in connection with the foregoing.

Intermediate Holding Company means, with respect to any Person other than the Ultimate Parent Entity of such company, that, directly or indirectly through any subsidiary, owns voting securities or other equity interests that enable it, in the absence of contingencies, to elect a majority of the board (or Persons performing similar functions) of such company.

KAT means “Katmandu Collections, LLLP” as defined in the heading of this Agreement.

Katmandu Group means KAT and its respective Affiliates.

Katmandu Park means the mini theme park named “Katmandu Park” situated in Avenida Pedro Vaquer Ramis, number 9, Magalluf, Calvià, including any and all of its attractions, the real-estate and any and all property and other rights used or being prepared for use in connection with the mentioned mini theme park at the Execution Date.

Katmandu Trademarks shall have the meaning given to it in Whereas (b) above.

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Law means, with respect to any Person (i) any applicable legislation, customary law, treaty, constitution, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise or other governmental, inter-governmental or supra-governmental restriction or legislative measure or any interpretation or administration of any of the foregoing by any governmental, inter-governmental or supra-governmental authority and (ii) any applicable directive, guideline, policy, requirement or any similar form of decision of or determination by any governmental, inter-governmental or supra-governmental authority, in each case, whether now or hereafter in effect, and whether or not having the force of law but, if not having the force of law, compliance with which is compulsory in accordance with the general practice of Persons to whom the decision or determination is addressed.

Leisure Facilities shall mean Golf Fantasia and Katmandu Park.

LESA shall have the meaning given to it in A.3.3.2(ii).

MHI means “Meliá Hotels International, S.A.” as defined in the heading of this Agreement.

MHI Brands means any of the Meliá brands, the ME by Meliá brand, the Gran Meliá brand, the Sol brand, the Paradisus brand and the Tryp by Wyndham brand (being the latter used by MHI under licence of the brand owner Wyndham Hotels and Resorts LLC).

MHI Hotel Group shall mean the group of hotels owned, franchised and/or managed by MHI and/or its Affiliates.

Operation of the Establishments shall have the meaning given to it in Section B.3.1.6.

Operation IPR shall have the meaning given to it in Section B.3.8.

Parties shall have the meaning set forth in Wheras (e) above.

PDP means “Producciones de Parques, S.L.” as defined in the heading of this Agreement.

Person means an individual, partnership, limited liability, public liability, or joint venture company, corporation, trust and any other association or legal entity.

Prior Contracts shall have the meaning given to it in Section A.3.1.

Prodigios means the Spanish public limited liability company “Prodigios Interactivos, S.A.”, which is a one-hundred-per-cent (100%) Subsidiary (as defined below) of MHI.

Property means any property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, and any right or interest therein.

Resort, referred to as “Sol Katmandu Resort” in Whereas (e) above, shall mean the aggregate total business, rights and properties, comprising and including the Hotel and the Leisure Facilities as modified from time to time, as well as any other business, right or property added to these and/or modified from time to time.

Revenue shall have the meaning given to it in the corresponding Ancillary Contract.

Shareholders shall have the meaning given to it in Section A.3.2. below and therefore include both, KAT and MHI.

Sol Clients means each and every natural Person, excluding Babies of less than two (2) years of age, who is, at the time concerned, client and guest of any of the Sol Facilities (as defined below).

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Sol Facilities means any and all hotel or non-hotel facility situated on the island of Mallorca and owned, operated or sub-contracted to third Persons (e.g. through lease or management contracts), from time to time, by MHI, including the facilities Sol Antillas, Sol Barbados, Sol Cala Blanca, Sol Guadalupe, Sol Lunamar Apts, Sol Mirlos, Sol Tordos, Sol Trinidad, as well as Beach House and Wave House, excluding, however, the beach club called Nikki Beach and, whether under the current or under any future name, the Sol Magalluf Park Hotel (as defined below).

Sol-Katmandu FCA shall have the meaning given to it in Section 3.3.2(iii).

Sol-Katmandu TLA shall have the meaning given to it in Section 3.3.2(iii).

Sol Magalluf Park Hotel means the hotel currently named “Sol Magalluf Park”, and in the future to be named “Hotel Sol Katmandu Park”, situated in the municipality of Calvià on the island of Majorca, in the settlement of Magalluf, Avenida Pedro Vaquer Ramis, adjacent to the plot on which PDP currently operates the Katmandu Park; the term shall refer to the hotel in its state on the Execution Date and to the hotel in its states during and after the changes PDP may apply to it after the Execution Date.

Sol Trademark shall have the meaning set forth in Section (c).

SSA shall have the meaning given to it in Section 3.3.4 below.

Subsidiary (as opposed to Affiliate) means, with respect to any Person, only Persons that directly, and/or indirectly through one or more intermediaries, are owned or Controlled by the Person specified.

Taxation or Tax includes any and all forms of taxation and all statutory, governmental, local governmental or municipal impositions, duties, fees, contributions, levies and withholdings of any nature whatsoever, in each case whether imposed in Spain or, if applicable, elsewhere in the world, whenever imposed and whether chargeable directly or primarily or solely against or attributable directly or primarily or solely to the Person concerned, together with all penalties, charges and interest relating to any of the foregoing.

Term shall have the meaning set forth in Section G.1 below.

TLA shall have the meaning given to it in sub-Section A.3.3.2(iii).

Transfer means (i) when used as a verb, to sell, assign, hypothecate, gift, dispose of, exchange, mortgage, pledge, grant a security interest or participation in, make any voting trust or other arrangement or agreement with respect to the transfer of voting rights (including any proxy or otherwise (whether or not revocable)), or any other beneficial interest in any equity interests, or otherwise transfer or encumber, whether directly or indirectly, voluntarily or involuntarily, (by a derivatives transaction or otherwise) and (ii) when used as a noun, a direct or indirect (by a derivatives transaction or otherwise) sale, assignment, hypothecation, gift, disposition, exchange, mortgage, pledge, granting of a security interest or participation in, voting trust or other arrangement or agreement with respect to the transfer of voting rights (including any proxy or otherwise (whether or not revocable)) or any other beneficial interest in any equity interests, or other transfer or encumbrance.

Ultimate Parent Entity, with respect to any Person, means another Person (i) of which such first Person is a direct or indirect Subsidiary and (ii) which is not a Subsidiary of any other non-natural Person.

VAT means the Spanish value added tax, namely the “Impuesto sobre el Valor Añadido”, as defined from time to time by Spanish Law.

Years means calendar years, unless fiscal or financial years are expressly specified.

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A.2.	General rules of interpretation

(i)	All definitions are, throughout the entire Agreement, denoted with capital-letter initials and may be used in both the singular and the plural form, and as a noun, verb, adjective and adverb;

(ii)	In this Agreement, reference to any Law, statute, bye-law, regulation, rule, delegated legislation or order is to any Law, statute, bye-law, regulation, rule, delegated legislation or order as amended, supplemented, modified or replaced from time to time and to any statute, bye-law, regulation, rule, delegated legislation or order replacing or made under any of them;

(iii)	References to any Section, paragraph or Schedule are to those contained in the Agreement and all Schedules to the Agreement are an integral part of the Agreement;

(iv)	Headings are for ease of reference only and shall not be taken into account in construing the Agreement;

(v)	Use of the terms “herein”, “hereunder”, “hereof” and like terms shall be deemed to refer to the entire Agreement and not merely to the particular provision in which the term is contained, unless the context clearly indicates otherwise;

(vi)	Use of the word “including” or a like term shall be construed to mean “including but not limited to”;

(vii)	A document is “in the agreed form” if it is in the form of a draft agreed between and initialled by or on behalf of the Parties on or before the Execution Date;

(viii)	Words importing a particular gender shall include every other gender and words importing the singular shall include the plural and vice-versa, unless the context clearly indicates otherwise; and

(ix)	Each reference to, and the definition of, any document, including written agreements, powers of attorney, Contracts, and licences, shall be deemed to refer to such document as it may be amended, supplemented, revised or modified from time to time in accordance with its terms and, to the extent applicable, the terms of this Agreement.

A.3.	Purpose of the Agreement

A.3.1.	Superseding effect of the Agreement

3.1.1.	The Agreement, and the Contracts executed on the basis of the terms thereof, shall substitute and supersede Initial Contracts and any and all other Contracts signed on a date prior to the Execution Date between any and/or all of the Parties (jointly: the “Prior Contracts”), except if and where expressly otherwise stipulated herein.

3.1.2.	However, Contracts executed before the Execution Date between one or more third Persons, on the one hand, and one or more of the Parties, on the other, shall not be considered substituted and/or superseded by this Agreement. This sub-Section A.3.1.2 shall, if and when applicable, take precedence over the foregoing sub-Section A.3.1.1.

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A.3.2.	Corporate Association of the Parties

The Agreement establishes the terms and conditions for the association of MHI and KAT (jointly: the “Shareholders”) as holders of interest in PDP, including:

(i)	The structure for the investment by MHI through contributions to PDP’s Share capital, and for the Capital Increase by PDP and the corresponding subscription, by MHI, of the newly issued shares to achieve the following proportions in the share capital of PDP:

(1)	MHI: fifty per cent (50%), and

(2)	KAT: fifty per cent (50%);

(ii)	The operation, management, and organisation of PDP; and

(iii)	The relations between the Shareholders in their capacity as holders of interest in PDP.

A.3.3.	Ancillary and incidental actions and Contracts

3.3.1.	General: The Parties shall take all action ancillary or incidental to such association (Section A.3.2) and co-operation (Whereas (e) above; Section A.3.1), including the exercise of their rights as shareholders in PDP and, indirectly, in its subsidiaries as necessary to ensure fulfilment of the Agreement.

3.3.2.	In furtherance of the foregoing and in consideration of the execution of this Agreement, the corresponding Parties hereto shall (or, as applicable, shall cause their respective Subsidiaries to) execute concurrently with the execution of this Agreement[2]:

(i)	the “Hospitality consulting and services agreement” between PDP and MHI (the “HSA”);

(ii)	the “Leisure and entertainment services agreement” between PDP and KAT (the “LESA”); and

(iii)	the “Sol-Katmandu Trademark licence agreement” between PDP, KAT, and MHI (the “Sol-Katmandu TLA”).

3.3.3.	Any and all of the previously described actions and Contract executions shall be carried out at the same time and place. Consequently, none of the previously described actions and/or Contracts shall be understood to have been executed until all the others have been executed.

3.3.4.	On the Completion Date, PDP shall sign and execute a “Support services agreement” between PDP and Prodigios (the “SSA”).

[2]	For details, please see Section D below (“Ancillary Contracts”)

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A.4.	No Partnership; No guarantee; Obligations several and not joint

A.4.1.	No company or partnership apart from PDP

Except if and when expressly otherwise stipulated with reference to PDP and its Shareholders, or if otherwise expressly stipulated, (i) this Agreement shall not constitute a partnership3 or company and (ii) no Party shall be a partner of any other Party, for any purposes, and the provisions of this Agreement shall not be construed otherwise.

A.4.2.	No guarantee of the other Party’s businesses activities

Nothing in this Agreement shall be construed to constitute any Party the guarantor of the obligations of the other Party’s businesses or other activities, unless expressly so foreseen herein or the Parties expressly so agree in writing.

A.4.3.	Obligations several and not joint

The obligations of each of the Parties under or in connection with this Agreement, shall be the several obligations of such Party, and not joint, unless as expressly otherwise established herein.

B.	ASSOcIatioN OF KAT and MHI

B.1.	MHI’s investment in PDP

B.1.1.	PDP share capital prior to MHI’s investment

1.1.1.	PDP’s nominal share capital on the Execution Date until the moment of the foreseen investment of MHI is of nine million one hundred fifty-eight thousand seven hundred seventy-five euros (€9,158,775) (the “Initial Share Capital”).

1.1.2.	The Initial Share Capital is and shall be represented by three hundred sixty-six thousand three hundred and fifty-one (366,351) Shares, numbered from 1 to 366,351, both included.

B.1.2.	Capital increase decision

1.2.1.	Principal agreement

Within eighteen (18) Days as from the Execution Date (the “Completion Date”), KAT, in its capacity as initial sole shareholder of PDP, and with the assistance of MHI, in its capacity as guest, shall execute, by means of signing a public deed of decisions made by the sole shareholder of PDP causing a Share capital increase in PDP, including share premium, by twenty million euros (€20,000,000) corresponding to a total nominal Share capital of nine million one hundred fifty-eight thousand seven hundred seventy-five euros (€9,158,775), through the issuance and subscription, by MHI, of a total of three hundred sixty-six thousand three hundred and fifty-one (366,351) Shares, numbered from 366,352 through to 732,702 inclusive, with a nominal Share value of twenty-five euros (€25) each, to which a premium of €29.592454 per share shall be added, being the total share premium €10,841,225.00, all corresponding to the following contributions to PDP (the “Initial Capital Increase”).

[3]	Spanish: “Sociedad civil”.

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B.1.3.	Contributions by MHI to PDP

1.3.1.	The Initial Capital Increase shall be based on the non-monetary contribution of the Hotel Business by MHI to PDP for a total value of twenty million euros (€20,000,000) to achieve the proportions of the Shareholders’ interests in PDP indicated in Section A.3.2 above.

1.3.2.	Nonetheless, if MHI elects to include the transfer of the loan guaranteed by a mortgage registered with respect to the Hotel as part of the aforementioned contribution, then the number of Shares to be issued shall be reduced in accordance with the reduction in the total capital increase, including share premium. In such case, MHI will also commit to subscribing further capital increases against contributions in cash, the timing of which shall be as follows: contribution of one million euros (€1,000,000) on 15th January 2013 and one additional million euros (€1,000,000) on 10th April 2013 and contribution of the remaining amount on 10th January 2014.

B.1.4.	Actions to be carried out on the Execution Date

On the Execution Date, PDP and/or its shareholders shall, or cause the PDP Directors appointed by them to, as applicable:

1.4.1.	Hold a General Meeting of Shareholders of PDP and adopt:

(i)	The amendment of the Articles of Association;

(ii)	The substitution of the current PDP Directors, if applicable, and the appointment of the new PDP Directors;

(iii)	The revocation with immediate effect of any and all powers of attorney as of the Execution Date, except for the general power of attorney granted in favour of D. Luis Palmer and inscribed in the commercial registry, which shall be revoked with effect as of the 19th December 2012; and

(iv)	The issuance of new powers of attorney as established herein.

1.4.2.	Adopt the corresponding Board decision for the distribution of posts within the Board as regulated herein, and, as the case may be, grant power, to the Persons the Board decides, to act on behalf of PDP.

1.4.3.	Get the Shareholders and Board decisions indicated in the foregoing sub-Sections B.1.4.1 and B.1.4.2 attested by the Spanish notary public of Palma de Mallorca, as possibly necessary to have them registered in the corresponding Spanish commercial and land registries.

1.4.4.	Cause the PDP Directors appointed by them to adopt a Board decision agreeing upon the conclusion of, and to correspondingly sign and execute, on behalf of PDP, this Agreement and the Ancillary Contracts.

1.4.5.	Take any and all necessary additional actions to bring the aforementioned contributions and the Shareholders and Board decisions into effect.

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B.1.5.	Actions to be carried out on the Completion Date

On the Completion Date, PDP and/or the Shareholders shall, or cause the PDP Directors appointed by them to, as applicable:

1.5.1.	Hold a General Meeting of Shareholders of PDP and adopt the Initial Capital Increase in accordance with this Agreement.

1.5.2.	Get the Shareholders decision indicated in the foregoing sub-Section B.1.5.1 attested by the Spanish notary public of Palma de Mallorca, as necessary to have it registered in the corresponding Spanish commercial and land registries.

1.5.3.	Take any and all necessary additional actions to bring the aforementioned Shareholders and Board decisions into effect.

B.1.6.	Transaction related Taxes

1.6.1.	All Taxes deriving from the execution of the actions indicated in this Section B.1 shall be assumed by the Parties as established by the Law.

1.6.2.	Nonetheless, if the mortgage loan portion of the capital contribution and increase is subject to VAT, then MHI shall advance to PDP the corresponding amount of VAT owed by PDP to the Tax authorities. Such advanced amount shall be deemed a loan granted by MHI to PDP, and PDP shall pay such loan back to MHI upon recovery by PDP of the advanced VAT; the maximum period for repayment of the loan shall, in any case, be two (2) Years.

1.6.3.	Likewise, if the mortgage loan portion of the capital contribution and increase is subject to property transfer Tax (Spanish “ITP”), then MHI shall bear the payment of the corresponding amount of Tax due for payment by PDP to the Tax authorities.

B.2.	Waiver of the Right of First Refusal

Concerning the share capital increase described in Section B.1 hereof, the Parties that have, in each case, not been designated subscribers hereby expressly waive any and all right of first refusal they may be entitled to by law or Contract, which they shall, concurrently with each and every of the mentioned capital increases, (i) ratify in writing and (ii) get attested by a notary public for the benefit of the subscribing Shareholder if so requested by the latter.

B.3.	Representations and Warranties by PDP and the Shareholders

B.3.1.	Scope and general terms

3.1.1.	All declarations and statements made by PDP and the Shareholders in this Section B.3 shall be deemed to be given both as Representations and as Warranties (the “Representations and Warranties”).

3.1.2.	Unless expressly otherwise indicated herein, these Representations and Warranties refer to the Hotel and to the Leisure Facilities, to the Shares in PDP, to PDP, and to PDP’s assets (including the Leisure Facilities), liabilities and business operations, which are each essential elements of this Agreement.

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3.1.3.	Each of the Parties concerned represents and warrants that the Representations and Warranties are, to their best knowledge, true, accurate and complete in all material respects, without omitting any fact or circumstance that would alter, restrict or condition their content and scope; the Parties’ decision to execute this Agreement under the current financial conditions, and under the other terms established in this Agreement, is based thereon.

3.1.4.	The performance by the Parties (or their consultants) of preliminary reviews and financial, accounting, legal and tax audits (“due diligence”) concerning the goods and/or matters from the other Parties does not exempt or limit the guarantees contained in Sections B.4 in any way. Finally, it is expressly stated by the Parties that the carrying out by them (or their consultants) of previous reviews and financial, accounting, legal and fiscal audits (due diligence) of the contribution from the other Parties does not exempt or limit the guarantees contained in Clauses [*] and [*] in any way.

3.1.5.	On the Completion Date, with effect as from the Execution Date, the Parties shall attach hereto a Schedule 1 hereto (the “Description of the Establishments”), which shall contain descriptions of the Hotel and of the Leisure Facilities, including a list of all the machinery forming part of the tangible fixed assets therein, along with all the other chattels therein (jointly: the “Chattels”), whether owned or leased by the Party concerned (including financial lease “leasing” and operating lease “renting”); the Parties represent and warrant that the Description of the Establishments shall not modify or alterate between the Execution Date and the Completion Date.,

3.1.6.	Permits, licences and authorisations concerning the premises, the operation, the use, the activities of the Leisure Facilities as such and of the Hotel as a hotel establishment, and concerning the purpose for which they are intended, and to which they have to date been put, and to which they might continue to be put (jointly: the “Operation of the Establishments”) are identified in Schedules 2 hereto (the “Operation Licences”).

3.1.7.	When reference in this Section B.3 is made:

(i)	To PDP and/or to the Shares in PDP and/or to the business of PDP and/or to the Leisure Facilities and/or to the respective rights and/or obligations, then the Representations and Warranties concerned shall be understood to be made jointly and severally by PDP and KAT,

(ii)	To the Hotel and/or to the business of the Hotel and/or the respective rights and/or obligations, then the Representations and Warranties concerned shall be understood to be made by MHI,

(iii)	To both, the Leisure Facilities and the Hotel, the Representations and Warranties concerned shall be understood to be made (i) by MHI if and as far as the Hotel is concerned, and (ii) severally and jointly by PDP and KAT if and as far as the Leisure Facilities are concerned.

3.1.8.	Any and all Representations and Warranties made in this Section B.3 shall be deemed to be made “unless expressly otherwise indicated and/or established herein”, and the Parties represent and warrant that the Representations and Warranties made in this Section B.3 shall be subject only to such express indications made or exceptions provided for herein.

B.3.2.	Shares

3.2.1.	KAT has full and clear title to one hundred per cent (100%) of the Shares of PDP, representing one hundred per cent (100%) of the issued Share capital of PDP.

3.2.2.	The Shares to be subscribed by MHI subject to Section B.1 of this Agreement are being issued validly and without any restrictions with respect to the said subscription by MHI.

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3.2.3.	No corporate resolution has been passed, pending implementation, to change the amount of PDP’s share capital with respect to the amount referred to herein, and no rights exist, in any form, to subscribe or acquire shares of PDP.

3.2.4.	The Shares are free from any lien, charge, encumbrance, and third-Person right.

B.3.3.	Financial statements

3.3.1.	PDP’s financial statements regarding (i) 2011 as registered in the commercial registry and (ii) the period from 1st January 2012 through to the Execution Date, both dates inclusive, are attached hereto as Schedule 3 (jointly: the “Financial Statements”) and accurately describe PDP’s assets and liabilities, financial situation and income; they have been drawn up based on the PDP’s accounting books, in compliance with the GAAP, and in a manner consistent with those of previous Years..

3.3.2.	In particular, goodwill has been acquired for valuable consideration and it is accounted for, likewise, that the provisions, impairment losses and amortisations shown in the Financial Statements are sufficient and all the pertinent liabilities, contingencies, debts, claims and obligations borne or generated by PDP are accounted for in their full amounts in the Financial Statements and no restatement of assets has been made except in strict observance of the requirements of restatement and updating standards and other provisions of law to that effect.

3.3.3.	From the reference date of the Financial Statements until the Completion Date:

(i)	No event, action or circumstance has occurred that has adversely affected or might adversely affect in more than €20,000 euros PDP’s equity, financial situation and income as shown in the Financial Statements and PDP and KAT have no knowledge of any such event, action or circumstance; and

(ii)	PDP has conducted and managed its business in keeping with the normal operation of its activities and consistently with its past practices and normal market practices and it has not performed any act or passed any extraordinary resolution that might adversely affect those activities, other than as expressly stated in this Agreement.

B.3.4.	Compliance with Law

3.4.1.	PDP has complied and complies with all applicable Law, including the Law governing the accountancy and drafting and registration of annual accounts.

3.4.2.	PDP has complied with all conditions and requirements for any subsidies, aid or incentives granted to it and there is no reason that such subsidies, aid or incentives might be revoked, modified or suspended.

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B.3.5.	Real estate and tangible movable property

3.5.1.	The Description of the Establishments matches their physical characteristics.

3.5.2.	The Leisure Facilities and the Hotel are free from any in rem or personal burdens, liens, charges and encumbrances.

3.5.3.	Neither the Leisure Facilities nor the Hotel are subject to any limitation of use or disposition whatsoever, except from those limitations deriving from licences, permits and authorisations which are valid, in force.

3.5.4.	Ownership or tenure of the Leisure Facilities and of the Hotel does not violate any Law or Contract; therefore, none of the Parties concerned is aware of any claims that have been or may be brought by third Persons in relation to the aforesaid properties or parts thereof, nor do they have any reason to believe that any third Persons has a right to bring a claim against MHI or PDP or the Leisure Facilities as a result of ownership or possession of the properties.

3.5.5.	All lease agreements concerning Chattels in which the Company is lessee are valid and in force, are in good standing with regard to payment, and both parties have performed their respective obligations; the operating leases (“renting”) are framed in such a way that they cannot be considered fixed assets.

3.5.6.	The Leisure Facilities and the Hotel are in a satisfactory state of preservation for the Operation of the Establishments; there are no defects or faults affecting the structure or which might affect the structure in the future; they do not require any urgent or immediate work to ensure their soundness or the continuity of the Operation of the Establishments, and they comply with the town planning regulations for their operation.

3.5.7.	The Leisure Facilities and the Hotel comply with any and all applicable regulations in relation to construction, technical characteristics, safety, environment and the Operation of the Establishments.

3.5.8.	Furthermore, the Parties are up-to-date with the payment of any and all Taxes affecting the Leisure Facilities, the Hotel and Operation of the Establishments. The property Tax for the last three Years has been paid, including the payment for 2012 up to date.

3.5.9.	There are three (3) pieces of machinery currently being used in the Leisure Facilities that were built and provided by Mr. Simon Blades on a basis of the contract with KAT to be attached on the Completion Date attached as Schedule 4 hereto. Prior to the Execution Date, KAT has assigned to PDP, without charge, its rights and obligations arising from the mentioned contract.

B.3.6.	Construction and state of preservation.

3.6.1.	Construction of the Leisure Facilities and of the Hotel is fully completed and they are fully equipped for Operation of the Establishments, having any and all the facilities, fixtures, furniture and equipment necessary and convenient.

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3.6.2.	No incidents as a result of defective construction have occurred in the Leisure Facilities or the Hotel to date.

3.6.3.	The Hotel and the Leisure Facilities are in no need of extraordinary maintenance, correction or repair work in order to ensure the continuity Operation of the Establishments, except for those that may arise from the normal development of the present Agreement.

B.3.7.	Permits and licences

3.7.1.	The permits, licences and authorisations attached as Schedule hereto as established in Section B.3.1.6 meet the legal requirements for the Operation of the Establishments; PDP and KAT represent and warrant that the permits, licences and authorisations not yet obtained by PDP for certain Attractions and/or machines, as identified in the aforementioned Schedule, will be obtained within six (6) months as from the Execution Date; with regard to the building currently under construction and extension in which the “Asylum” and “Desperados” are located, PDP shall file for obtaining “licencia de apertura” as soon as the construction and extension works are completed.

3.7.2.	All of the aforesaid existing permits, licences and authorisations have been obtained in compliance with the Law and are fully in force with respect to, and directly relate to, the Leisure Facilities and/or the Hotel, and none of the above requires significant investment or the fulfilment of monetary commitments to maintain them valid and in force or to renew them.

3.7.3.	The execution of this Agreement will not give rise to the loss, alteration or modification of the permits, licences, or authorisations for the Operation of the Establishments, except for those that may arise from the normal development of the present Agreement, including the modifications related to the Hotel and Leisure Facility names, the registry of PDP at the tourism register.

3.7.4.	Neither the Shareholders nor PDP have received any communication that might negatively affect the Representations and Warranties given in this Section B.3.7, and there are no proceedings which might have a negative effect thereon.

B.3.8.	Operational Intellectual Property Rights

3.8.1.	All the trademarks, domain names, logos, costumes, designs, new signature characters and other Intellectual Property Rights used for the Operation of the Leisure Facility, including the Katmandu Trademarks, are identified in Schedule 5 attached hereto (jointly: the “Operation IPR”).

3.8.2.	The Operation IPR meet the legal requirements for the Operation of the Establishments and for the sublicensing foreseen herein and in the TLA.

3.8.3.	All of the Operation IPR have been obtained in compliance with the applicable Law and are fully in valid and in force with respect to the Operation of the Establishments, and none of the above requires significant investment or the fulfilment of monetary commitments to maintain them valid and in force or to renew them.

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3.8.4.	The execution of this Agreement will neither give rise to the loss, alteration or modification of the Operation IPR, nor will it infringe any Contract or applicable Law.

3.8.5.	The Parties have not received any communication that might negatively affect the Representations and Warranties given in this Section B.3.8, and there are no proceedings which might have a negative effect thereon.

B.3.9.	Employees[4]

3.9.1.	Schedule 6 hereto contains the employees data, as of the Execution Date, concerning PDP and the Leisure Facilities, and Schedule 7 contains the corresponding data on the employees of the Hotel (the “Hotel Staff”).

3.9.2.	Schedule 8 hereto discloses other relevant social benefits data concerning the employees referred to in the foregoing sub-Section B.3.9.1, including data on pension insurances and invalidity insurances.

3.9.3.	Regarding the number of the employees and the types of data included, the Schedules indicated in the foregoing Sections B.3.9.1 and B.3.9.2 are complete and exhaustive.

3.9.4.	MHI declares that in 2012 it has filed for a labour force adjustment plan (Spanish: “Expediente de regulación de empleo temporal”; hereinafter, following the Spanish wording: the “ERET”) concerning the Hotel Staff.

3.9.5.	PDP and, with respect to the Hotel, MHI have complied with and comply, in due time and form, any and all of their respective obligations relating to employment (including health and safety regulations and regulations for prevention of occupational hazards) and social security.

B.3.10.	Insurance

3.10.1.	Schedule 9 contains a copy of certificates of any and all insurance policies taken out with respect to the Leisure Facilities and the Hotel, which are in accordance with market conditions and provide sufficient coverage for the risks arising in connection with the Operation of the Establishments, including insurances of civil and criminal liability, of employment matters, and of interruption of activity.

3.10.2.	The insurance policies are currently in effect and are not voidable on account of any and the Party concerned is in good standing regarding payment of premiums.

3.10.3.	The Change of Control of the Hotel, the Leisure Facilities and PDP will not give rise to the loss, alteration or modification of the content and extension of the insurances for the Operation of the Establishments; the insurances corresponding to the Hotel and its activities, however, may, as of the Execution Date, have to be newly contracted by PDP subject to the HAS-1 and/or HAS-2.

3.10.4.	Neither the Shareholders nor PDP have received any communication that might negatively affect the Representations and Warranties given in this Section B.3.10, nor are there proceedings which might have a negative effect thereon.

4	C.4

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B.3.11.	Material agreements

3.11.1.	All Material Contracts executed with respect to the Hotel or by PDP which are material to their activities shall be listed, with brief descriptions of their essential obligations, in a separate document, which shall be attached hereto as Schedule 10 prior to the Completion Date (the “Material Agreements”). The Material Agreements are valid and binding, their parties are not Affiliates, are celebrated under normal market conditions in the ordinary course of business, do not violate any current applicable law, have not been breached, have not been challenged and there is no reason to believe that they might be breached or might not be renewed on expiry.

3.11.2.	The execution of this Agreement:

(i)	does not give rise to any right to termination or early expiry of any Material Agreement executed by PDP;

(ii)	will not involve, directly or indirectly:

(1)	any increase in the consideration due under the Material Agreements entered into with suppliers or any third Person (including KAT); or

(2)	payment of any indemnity or penalty under any of the Material Agreements.

3.11.3.	PDP has, as of the Execution Date, resolved the lease contract concerning the F&B (as defined below) business of Golf Fantasia and the Truck Parlor and Chiringuito of Katmandu Park, which it had maintained with the Spanish limited liability company named “Golf Katmandu, S.L.”; Golf Katmandu, S.L. agreed to such contract resolution; there are no payments, including damages, pending.

3.11.4.	With respect to the Katmandu F&B Lease indicated in Whereas (a)(a.6) above, the Katmandu F&B Lessee has been given notice, by PDP, of early termination of the Katmandu F&B Lease on the basis of severe default of the Katmandu F&B Lessee, for which reason PDP may also file a law suit against the lessee, claiming payment of outstanding payments and eviction of the leased property.

3.11.5.	Any and all Contracts between PDP and KAT have been terminated prior to the Execution Date and there are no liabilities, including fee payments and/or damages, pending.

B.3.12.	Insolvency

3.12.1.	The Shareholders and PDP have generally not breached their payment obligations, nor are they subject to insolvency or winding up proceedings, or in a situation that obliges them to take measures to restore their equity balance, and they have not requested their creditors to reduce the amount of the debt or to extend the time period for payment thereof.

3.12.2.	In relation to the Shareholders and PDP, no Persons have imposed, or communicated their intention to impose: (i) seizures, attachments, enforcement proceedings, restraints, liens or any other distraint proceedings in relation to the Parties’ assets; (ii) actions aimed at bringing about the winding up or bankruptcy of the Party concerned; or (iii) exercised their right to participate in bankruptcy proceedings concerning their own assets.

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B.3.13.	Taxation in PDP

3.13.1.	There is no liability to Taxes or other sums charged, assessed, levied or payable under the provision of any Tax Law in respect of which a claim could be made in respect of the PDP (other than as specifically provided for in the accounts/audited accounts and other than income tax on ordinary trading income arising from transactions entered into in the ordinary course of business after the balance sheet date) and there are no circumstances likely to give rise to such a liability.

3.13.2.	All Taxes or other sums charged, assessed, levied or payable under the provision of any Tax Law for which PDP is liable as a result of any act or omission by PDP, if and insofar as such Tax or other sums ought to have been paid prior to the Execution Date, have been paid.

3.13.3.	PDP is not involved in any dispute with any revenue authorities concerning any matter likely to affect in any way the liability (whether accrued, contingent or future) of PDP to Taxation or the sums imposed, charged, levied or payable under the provision of any Tax Law.

3.13.4.	PDP has duly made all Tax returns and given or delivered all notices, accounts and information which on or before the Execution Date ought to have been made, given or delivered for the purposes of Taxation and all such returns, notices, accounts and information (and all other information supplied to the relevant revenue or other fiscal authority concerned for any such purpose) have to the best of the knowledge and belief of PDP after making due and careful enquiries been correct and made on a proper basis and none of such returns, notices, accounts or information is disputed in any material respect by the fiscal authority concerned and there is no fact known to PDP after making due and careful enquiries which might be the occasion of any such dispute or of any claim for taxation in respect of any financial period down to and including the balance sheet date not provided for in the accounts accounts.

B.3.14.	Litigation

3.14.1.	PDP is currently litigating (i) with the construction firm “Constelrich”, with fiscal identification code (C.I.F.) B-57235848, and (ii) with other professionals related to this proceeding, about the payment, to PDP, of one hundred thirty-eight thousand four hundred and one euros point thirteen euro cents (€138,401.13) for the benefit of the latter; KAT will indemnify PDP for any and all costs incurred by, and/or due for payment by, PDP in relation to this litigation, including any and all payments to be made by PDP subject to a future court decision in this matter and litigation-related costs not recoverable by PDP within a reasonable period of time, to the extent that such cost exceeds the amount recovered as a result of this litigation.

3.14.2.	PDP is not a party to any administrative, arbitral, court or out-of-court proceedings other than those identified herein, and nor does it have knowledge of any circumstance relating to civil, criminal, employment, environmental, tax or administrative matters, or other public or private matters, to which PDP or any person for whose actions PDP is liable is a party (of any type), that might give rise to such proceedings. Also, there are no administrative, arbitral, court or out-of-court proceedings affecting PDP, and KAT and PDP have no knowledge of any circumstance that might give rise to any proceedings relating to the PDP’s assets, rights or obligations.

3.14.3.	No claim, complaint or investigation has arisen relating to Tax, employment, environmental, urban planning, administrative or criminal matters concerning the Hotel, the Leisure Facilities or PDP, and the Parties have no knowledge of any risk that such a claim, complaint or investigation may arise in the near future.

3.14.4.	There are not pending nor existing any investigations or enquiries by, or on behalf of, any governmental or other body in respect of the affairs of the Operation of the Establishments or of PDP.

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B.4.	Indemnity regime

B.4.1.	Scope of damages and losses

For the purpose of this Section B.4, damages and losses (“Damages and Losses”) shall include any loss, damage (including consequential damage and loss of profit) or harm, including capital loss, lien, responsibility, liability, impairment, sanction, surcharge, interest or expense, including court fees and fees for legal representation, notaries, auditors, accountants, experts, surveyors or other professionals.

B.4.2.	By MHI

MHI guarantees to KAT that MHI will be liable, hold harmless, defend and indemnify (i) KAT or (ii) PDP or (iii) KAT and PDP, as elected in each case by KAT, for any and all Damages and Losses that KAT and/or PDP may suffer as a consequence of (a) acts or actions from a time previous to, or omissions existing before or on, the Execution Date, (b) breach, inaccuracy (including any caused by omission) or untruthfulness of any of the Representations and Warranties, or, with regards to the Hotel, of any other declarations made in this Agreement, caused by circumstances that occurred before the Execution Date, or (c) any claim originating in non-fulfilment of any other obligations, undertakings, stipulations, terms, conditions or pacts established in this Section B.

B.4.3.	By KAT

KAT guarantees to MHI that KAT will be liable, hold harmless, defend and indemnify (i) MHI or (ii) PDP or (iii) MHI and PDP, as elected in each case by MHI, for any Damages and Losses that MHI and/or PDP may suffer as a consequence of (a) acts or actions from a time previous to, or omissions existing before or on, the Execution Date, (b) breach, inaccuracy (including any caused by omission) or untruthfulness of any of the Representations and Warranties, or, with regards to the Leisure Facilities, PDP or the PDP Shares, of any other declarations made in this Agreement, caused by circumstances that occurred before the Execution Date, or (c) any claim originating in non-fulfilment of any other obligations, undertakings, stipulations, terms, conditions or pacts established in this Section B.

B.4.4.	Minimum amount of prejudice to trigger indemnification

The obligation to indemnify will not apply until the total sum accumulated for the Damages and Losses for which claim is made by one Party on the other exceeds the sum of fifty thousand euros (€50,000.00) (the “Amount of Exemtion”). Once the Amount of Exemption is exceeded, the Party in question must indemnify the Damages and Losses for the total amount, not only for the excess above the amount of exemption.

B.4.5.	Claims between Shareholders

4.5.1.	For Damages and Losses arising between the Shareholders, the following procedure shall be followed:

4.5.2.	The Shareholder that believes it is adversely affected shall notify the other in writing of the existence of the Damage and/or Loss, indicating the causes and the amount, and supporting the notification with any documentation available with regard to the deed or the circumstances causing the Damage and/or Loss (the “Damage Notification”).

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4.5.3.	If, within fifteen (15) Days of receiving the Damage Notification, the notified Shareholder rejects the claim or not expressly, or only partially, accepts it, then the claim will be considered rejected and the notifying Shareholder may initiate the dispute resolution procedure subject to Section G.10.2 hereto, for all the unaccepted items or amounts.

4.5.4.	The maximum period for the initiation of the enforcement and dispute resolution procedure shall be of six (6) months as from the end of the fifteen (15) Days’ period indicated in the preceding sub-Section B.4.5.3 (the “Maximum Claim Period”).

4.5.5.	On expiry of the Maximum Claim Period, the right to initiate the dispute resolution procedure to claim for items or amounts indicated in the Damage Notification, but not accepted by the other Shareholder, shall also expire.

4.5.6.	Regardless of the initiation of the aforementioned dispute-resolution procedure, the Shareholder who partially accepts the Damages and/or Losses indicated in a Damage Notification he receives, must indemnify with the item or amount accepted for the Damage and Loss within thirty (30) Days as from the receipt, by the other Shareholder, of the reply to the Damage Notification.

4.5.7.	If the claim is fully accepted by the Shareholder notified of the Damage and/or Losses, it must indemnify the other within thirty (30) Days as from the receipt, by the other Shareholder, of the reply to the Damage Notification.

B.4.6.	Non-Shareholder claims

4.6.1.	In the event that a claim or action is brought against PDP by a Non-Shareholder as a result of breach, inaccuracy (including that caused by omission) or falsity of Representations and Warranties of PDP and/or KAT on the one hand, or of MHI on the other, the Chairman of PDP’s Board shall notify the Shareholders of the said claim or action, including an indication of the Representations and Warranties that are deemed to be the basis of the claim for damages, as soon as possible and, in any event, within five (5) Days of becoming aware of the aforementioned Non-Shareholder claim or action (the “Non-Shareholder Claim Notification”). PDP shall then appoint lawyers and procurators with the consent of the Shareholders. The Shareholder whose Representations and Warranties were the basis of the claim for damages shall be entitled to provide information to the defence, and may submit comments and suggestions as it deems appropriate. Nevertheless, the management and control of the defence shall be handled (i) by KAT in case MHI Representations and Warranties are the basis of the claim and (ii) by MHI in case of KAT or PDP Representations and Warranties are the basis of the claim (the “Defending Shareholder”).

4.6.2.	All the costs incurred in defending PDP against the claim shall be borne by the Defending Shareholder, unless the claim or action brought by the non-Shareholder is rejected in its entirety, in which case the costs shall be borne by PDP.

4.6.3.	The Defending Shareholder shall compensate PDP as soon as: (a) payment in favour of the aforementioned Non-Shareholder is due, (b) the relevant provision has to be made on PDP’s balance sheet or, in accordance with GAAP, the negative effect of such a provision appears on the said balance sheet; or (c) a guarantee has to be provided in order to suspend enforcement of the claim or administrative or court decision, unless the Defending Shareholder assumes the relevant cost of the provision of the bank guarantee.

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B.4.7.	Mechanisms to facilitate indemnification payments

In case the Party to be indemnified hereunder is not indemnified by the Shareholder obliged to do so within sixty (60) Days as from the written request for indemnification, the Party to be indemnified may elect between any of the following three options, whereby such Shareholder may at any time until full indemnification revoke such election:

(i)	In case PDP is one of the Parties to be indemnified hereunder, the Shareholder not obliged to indemnify in the case in question may oblige PDP to deduct the indemnification amounts from any currently pending or future fees or other balances otherwise payable to the indemnifying Shareholder; or

(ii)	the Shareholder to be indemnified shall have the right to oblige the indemnifying Shareholder to agree to, and carry out, any and all actions necessary to transfer without charge the number of Shares in PDP necessary to adjust the proportion of their interests in PDP so as to achieve full indemnification, using the price (including share premium) stipulated in Section B.1.2 hereof, or

(iii)	Claim for any other legally permitted indemnification.

B.4.8.	Limitation Period

4.8.1.	The liability of the Parties in accordance with the indemnity regime established in Sections B.4.2 and B.4.3 above shall be subject to a limitation period of five (5) Years as from the Execution Date, unless if and when the specific legal limitation period is shorter than five (5) years, in which case the legal limitation period shall apply.

4.8.2.	The limitation period of a claim for liability with respect to any of the Parties subject to this Section B.4 shall be deemed interrupted by the corresponding (i) Damage Notification or (ii) Non-Shareholder Claim Notification.

C.	PDP Management Principles, business PLAN, financing

C.1.	Main principles of management of PDP

C.1.1.	Compliance with the Agreement

The Shareholders undertake to manage PDP jointly on the basis of strict compliance with this Agreement.

C.1.2.	Management in the interest of PDP and the Shareholders

In particular, the activities of PDP will have to be managed in the interest of PDP itself and of the Shareholders, the latter of which shall be the only shareholders of PDP, and in accordance with the criteria set out in the Business Plan and with corporate policies geared towards generating profits on a sustainable basis.

C.1.3.	Incorporation of Subsidiary companies

Furthermore, PDP may incorporate any Spanish Subsidiaries to optimise the corporate structure of PDP and the achievement of the common interests of PDP and its Shareholders.

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C.1.4.	Operations between PDP and the Parties

All commercial operations carried out between PDP, or, if applicable, its Subsidiaries, and any of the Shareholders or their Affiliates, or of directors or employees thereof, shall be carried out under market conditions, and under no no circumstances shall they receive terms and conditions which might be more favourable than those which would be acknowledged to an independent third Person.

C.2.	Business plan

C.2.1.	Time schedule

The activities of PDP shall be carried out subject to a Business Plan for the first five (5) Years as from the Commencement Date (“the Business Plan”)

C.2.2.	Linked to the Execution of the refurbishment and works Projects

The results of the Business Plan shall be inextricably linked to the execution and finalisation of the refurbishment and works projects concerning the Hotel and the Leisure Facilities (jointly: the “Projects”) as follows.

C.2.3.	Development and approval of the Projects

2.3.1.	Within sixty (60) Days as from the Commencement Date, the Shareholders shall adopt a resolution approving the concept of a phase one project..

2.3.2.	Within the period of five (5) months as from the Execution Date, PDP shall prepare the preliminary design of a phase two project, including the scope, period and costs in connection therewith, which shall be approved by the Shareholders in accordance with Section E.2.2 at the latest on 30th June 2013. Any modification or subsequent adjustment thereof will also have to be approved by the Shareholders.

C.3.	Financing of PDP

C.3.1.	General rule: PDP generated resources

Without prejudice to rights issues already set out in this Agreement, the Shareholders shall endeavour to ensure that the funds which might be needed by PDP for carrying out the actions contained in the business plan be directly obtained from the resources generated by PDP, without having to use external financing.

C.3.2.	Exceptions for investments foreseen herein

The following exceptions to Section C.3.1 shall apply:

3.2.1.	The aforesaid obligation shall not apply to financing necessary for executing the investments set out in Section B.1 above.

3.2.2.	In the event of PDP evidently requiring to be allocated funds in addition to those already indicated herein, the Shareholders will have to come to an agreement regarding the amount of such resources and the form of obtaining them for, or contributing them to, PDP, under terms and conditions equal for both Shareholders (though not necessarily by the same means of contribution), primarily directly, i.e. as equity (capital and/or reserves) and/or through participatory loans of the Shareholders, or, on a secondary basis, by obtaining Non-Shareholder financing. The Shareholders undertake to take the measures and decisions necessary in this regard.

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C.3.3.	No Shareholder guarantees

PDP and its Subsidiaries shall not resort to any non-Shareholder financing without the prior consent of the Shareholders; and such non-Shareholder financing shall not foresee the establishment, by any of the Shareholders, of guarantees or counter-guarantees, unless expressly so foreseen herein or the Shareholders expressly so agree in writing.

C.4.	Employees

C.4.1.	Hotel Staff and ERET

4.1.1.	Within twenty-five (25) Days as from the Execution Date, MHI shall pay to PDP the amount of two hundred and seventy thousand euros (€270,000) as the final agreed global valuation of the share of potential retirement premiums for the Hotel Staff attributable to their period of service prior to the Execution Date.

4.1.2.	The ERET mentioned in Section B.3.9.4 above is foreseen to be processed by MHI and the public labour administration during the term between 1st January 2013 and 31st March 2013.

4.1.3.	Any and all Hotel Staff and according Hotel Staff employment Contracts, including any and all Contracts ancillary thereto, shall be transferred from MHI to PDP between the date of finalisation of the ERET and 30th April 2013 at the latest, as required to commence the 2013 season.

4.1.4.	Any and all costs and expenses, including wages, indemnifications, social security contributions, other payments to the social security system, social benefits, insurances, and Taxes, incurred by MHI in connection with the Hotel Staff as from the Completion Date until the date of staff transfer foreseen in the foregoing Section C.4.1.3 (both dates included) shall monthly, until the fifth (5th) Day following the end of the respective month, be reimbursed by PDP to MHI on an actual cost basis.

4.1.5.	The foregoing provisions of this Section C.4.1 notwithstanding, as from the Completion Date the day-to-day management and supervision of the Hotel Staff will be carried out by PDP. Any employment-relevant action taken by PDP with respect to the Hotel Staff until the date of staff transfer foreseen in Section C.4.1.3 above, shall, however, be conducted through, and with the prior approval of, MHI.

4.1.6.	With the purpose of notifying the Hotel staff of the nature of the relationship between the Owner and the Manager, the Parties will sign a common communiqué, which shall be provided to staff and/or workers’ representatives or otherwise.

C.4.2.	PDP and Leisure Facilities Staff

4.2.1.	In case PDP has to assume in the future any or all of the staff of the Katmandu F&B Lessee, PDP shall dismiss any and all of such staff, and KAT shall assume the payment of any and all costs, including payments to be made to social security, indemnifications and other payments to be made according to the applicable Law, unless the total accumulated amount of such costs does not exceed fifteen thousand euros (€15,000).

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D.	ANCILLARY PDP CONTRACTS

In furtherance of the stipulations set out in Section A.3.3.2 above, PDP will execute, on the Execution Date, the following ancillary Contracts:

D.1.	Hospitality consulting and service agreements with MHI and Prodigios

D.1.1.	Execution and Drafts

1.1.1.	In furtherance of the stipulations set out in Section A.3.3.2(i) above, MHI and PDP shall execute the HSA in accordance with the draft attached hereto as Schedule 11.

1.1.2.	In furtherance of the stipulations set out in Section A.3.3.4 above, MHI shall cause Prodigios to execute, and PDP shall execute, the SSA

D.1.2.	Essential terms and conditions of the SSA

The SSA shall contain the following essential terms and conditions:

1.2.1.	Services

Prodigios shall provide the following services subject to the SSA:

(i)	Loyalty Programs: PDP and, if applicable, its Subsidiaries shall subscribe to the loyalty programs of the MHI Hotel Group;

(ii)	Centralised reservation services;

(iii)	Centralised IT services; and

(iv)	Other Centralised MHI Hotel Group services: PDP and, if applicable, its Subsidiaries shall adopt the centralised systems and processes of the MHI Hotel Group, including the front and/or back office of the establishments, accounting.

1.2.2.	Consideration

The consideration applicable to the SSA services shall be as established therein and comply with the MHI Group standards.

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D.2.	Leisure and Entertainment service agreement with KAT

D.2.1.	Execution and Draft

KAT and PDP shall execute the LESA in accordance with the draft attached hereto as Schedule 12.

D.3.	Sol-Katmandu Trademark Licence Agreement

In furtherance of Section A.3.3.2(iii) above, KAT, PDP and MHI shall execute the Sol-Katmandu TLA in accordance with the draft attached hereto as Schedule 13.

E.	shareholders relations and ORGANISATION OF PDP

The relations between the Shareholders as members of PDP, and the operation, management, and organisation of PDP shall be governed by the stipulations of this Section E.

E.1.	Articles of Association

E.1.1.	Conflict with Agreement

The future Articles of Association of PDP shall in their content cover the Sections of this Agreement, excluding, however, those whose inclusion would encumber their registration in the commercial registry of Mallorca, Spain; in case of conflict between the Articles of Association and the Agreement, the latter shall take precedence over the former.

E.1.2.	Modification of the Agreement

In the event that all or part of the Agreement is modified, the Shareholders shall amend the Articles of Association and they shall be registered in the mercantile registry to reflect, at all times and subject to the Law, the provisions of the Agreement.

E.2.	General Meeting

PDP shall be governed by the General Meeting of Shareholders (the “General Meeting”) as set out in the Articles of Association as amended on the Execution Date.

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E.2.1.	Calling and constitution

2.1.1.	The General Meeting shall be convened in advance as established in the applicable Law.

2.1.2.	The General Meeting shall be deemed validly constituted when the Shareholders who are either present or duly represented hold more than fifty-five percent (55%) of the capital of PDP.

E.2.2.	Adoption of resolutions

2.2.1.	The Shareholders may adopt resolutions by a majority of votes representing more than fifty per cent (50%) of the total Share capital of PDP, unless (i) when a higher percentage of Shareholder votes or Share capital representation is required subject to the provisions of the applicable Law and/or (ii) in the cases set out in Section 2.2.2 below.

2.2.2.	The following decisions must be agreed upon by the Shareholders of PDP and are only validly taken if adopted with the express approval of Shareholders votes which represent at least sixty six per cent (66%) of PDP’s total Share capital:

(i)	Amendment or termination of the Articles of Association,

(ii)	Entering into, amendment or termination of any Shareholders Agreement;

(iii)	Material change of the scope of business of PDP or any of its Subsidiaries

(iv)	Capital increase or decrease;

(v)	Issuing of new shares;

(vi)	Transformation, segregation, or merger;

(vii)	Appointment of members of the Board;

(viii)	Distribution of dividends;

(ix)	Acquisition of own shares;

(x)	Investments in excess of an amount exceeding [€500,000] per Year;

(xi)	Increased indebtedness involving an amount exceeding [€500,000] per Year;

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(xii)	Provision of banking, financial or any other guarantee in excess of [€500,000] and/or with a term longer than one (1) Year;

(xiii)	Divestments worth over [€500,000] per operation except those expressly provided for herein;

(xiv)	Amendment or termination of any of the Ancillary Contracts;

(xv)	Approval and changes to the projects;

(xvi)	Entering into any Contract, liability or commitment which:

(1)	is of a term continuing for more than two (2) Years; or

(2)	is of unusual nature; or

(3)	could involve an obligation of such magnitude or nature that it creates a liability for expenditure in excess of €100,000; or

(4)	is outside the ordinary course of business of PDP;

unless such contract satisfies the authorisation criteria which the Shareholders may approve from time to time as part of the procedures governing the entering into of contracts by PDP and/or its Subsidiaries.

For the avoidance of doubt, any contract for the sale of guest rooms, food and/or beverage or other facilities in the Resort falls within the ordinary course of business and shall not be affected by this sub-Section E.2.2.2(xvi);

(xvii)	Appointing authorised signatories for PDP’s bank accounts;

(xviii)	Any Transfer of any or all material part of any PDP undertaking, property or assets;

(xix)	Any material Transfer of or relating to any intellectual property rights;

(xx)	The appointment of the following key personnel, subject, if applicable, to a prior proposal as established in Section E.4 below: the general manager, the lodging manager, the leisure and entertainment manager, the F&B manager, and the financial controller;

(xxi)	The appointment of external auditors; and

(xxii)	The approval of the annual accounts.

2.2.3.	PDP Subsidiaries

The majority requirements set out in the foregoing Sections E.2.2.1 to E.2.2.2 shall correspondingly apply to the adoption of Shareholders decisions in or concerning Subsidiaries of PDP.

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E.3.	Board of Directors

E.3.1.	Company management and representation

PDP shall be managed by a Board of Directors, which shall generally represent PDP and define its strategy (the “Board”).

E.3.2.	Number of Directors

3.2.1.	The Board shall be composed of a total of four (4) members (the “Directors”), unless otherwise agreed by the General Meeting.

3.2.2.	Each of the two Shareholders shall be entitled to be represented in the Board by two (2) Directors.

E.3.3.	Appointment of Directors

3.3.1.	The Shareholders shall appoint the following initial Directors:

(i)	On the proposal of KAT:

(1)	Ms. Julia Demerau, and

(2)	Mr. Larry Scott Demerau; and

(ii)	On the proposal of MHI:

(1)	Mr. Andre Philippe Gerondeau, and

(2)	Mr. Mark Hoddinott.

3.3.2.	The Shareholders shall always vote in favour of the Directors proposed by the other Shareholder so that this Shareholder can have the number of representatives that duly corresponds to it in the Board in accordance with Section E.3.2.

3.3.3.	Either Shareholder may at any time, substitute any of the Directors it has appointed, forcing the Shareholders to vote in favour of the eventual dismissal and election or appointment of his/her representative. If the dismissed Shareholder is entitled to receive any compensation on the basis of the dismissal, such compensation shall be borne by the Shareholder who initially proposed him/her for the Director’s position.

E.3.4.	Term of Office

Notwithstanding Section E.3.3, the term of office of the Directors shall be indefinite.

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E.3.5.	Additional Shareholders’ obligations

3.5.1.	Each Shareholder shall ensure that the appointed Directors of PDP shall act, upon their proposal, in the necessary manner to the full compliance with the Agreement, respecting the obligations that concern these Directors and, in particular, the duties imposed by the applicable Law.

3.5.2.	This obligation shall include the duty to promote and support the replacement of PDP Directors appointed as proposed when their action does not meet that agreed between the Parties in this Agreement, and to rectify, as far as possible, actions taken by the Board to the contrary.

E.3.6.	Chairman, Vice-Chairman, Secretary, and Vice-Secretary

3.6.1.	Chairman and Vice-Chairman

(i)	The role of Chairman of the Board (the “Chairman”) will alternate between MHI, on one hand, and KAT on the other hand. The Vice-Chairman of the Board (the “Vice-Chairman”) will be appointed by the Chairman.

(ii)	The Chairman and the Vice-Chairman shall be elected every four (4) Years; during the initial four (4) Years as from the Execution Date, the Chairman shall be Mr. Larry Scott Demerau.

(iii)	A similar rotation mechanism shall be adopted for PDP subsidiaries.

(iv)	The Chairman will not have any casting or executive vote.

3.6.2.	Secretary and vice-secretary

(i)	The appointment of the Person in charge of holding the positions of secretary and vice-secretary of the Board will be the responsibility of the Shareholder that has not appointed the Chairman of PDP or the respective subsidiary.

(ii)	The secretary and the vice-secretary of the Board may be non-Directors, in which case these positions shall be held by legal advisors appointed by mutual agreement between the Parties.

3.6.3.	Initial appointments:

Consequently, on the Execution Date, the Shareholders undertake for the board members appointed by them to vote at the Board Meeting for Larry Scott Demerau as Chairman, and Mark Hoddinott as company secretary.

E.3.7.	Calling of Board meetings

3.7.1.	The Chairman and, where applicable, the Vice-Chairman, will be responsible for calling Board meetings.

3.7.2.	Without prejudice to other meetings that are deemed necessary, the Board shall hold ordinary meetings once a quarter. No later than the ordinary meeting of the Board in the fourth quarter of each Year, the Chairman shall submit a timetable for Board meetings for the following year for approval by the Directors of the Board.

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3.7.3.	When and if special circumstances require an extraordinary meeting of the Board, the Chairman or, where applicable, the Deputy Chairman may, on his/her own impulse, call an extraordinary meeting of the Board. Similarly, where requested jointly by two (2) or more members of the Board, the Chairman or, where applicable, the Deputy Chairman shall call an extraordinary meeting of the Board, within ten (10) Days of receiving the request.

Such extraordinary meeting shall be called via letter, fax or e-mail, sent to each Director. This communication will give details of the venue and the agenda proposed.

3.7.4.	Board Meetings will always be held in Palma de Mallorca or another venue agreed between the Shareholders.

3.7.5.	Board Meetings may be held via telephone or video conference, or any other similar system, allowing one or more Directors to attend the meeting via this system. In such case, the call for the meeting shall indicate (i) the physical venue to be attended at least by the Secretary or, where applicable, the Vice-Secretary, and (ii) that the meeting may be attended via telephone conference, video conference or a similar system. In addition, the precise technical means for such meeting must be indicated and provided, and must in any case allow direct and simultaneous communication between any and all of the Directors attending.

E.3.8.	Constitution of the Board, delegation of votes, and attendance of non-members

3.8.1.	The Board will be considered constituted when half plus one or more of its Directors attend the meeting, either personally or via representation.

3.8.2.	The Directors may delegate their voice and vote separately for each Board meeting to another Director, via a simple written document signed by the delegating Director, addressed to the Chairman or whoever is acting in his stead.

3.8.3.	Non-members may attend meetings of the Board upon invitation of two (2) members and provided that this attendance is justified given the matters on the agenda for that meeting.

E.3.9.	Adoption of Resolutions

The following decisions of the Board of PDP or its Subsidiaries require the consent of at least three Directors:

(i)	the approval of annual budget;

(ii)	the marketing and sales plan;

(iii)	the finance and economic plan;

(iv)	the annual investment plan;

(v)	the Human Resources policy;

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(vi)	the proposal for the distribution of dividends to be presented to the General Meeting;

(vii)	the increase of financial indebtness (including leasing and renting schemes) of more than 10,000 euros per Year;

(viii)	investments of more than 10,000 euros per Year;

(ix)	the granting of financial or bank guarantees of more than 10,000 euros per Year;

(x)	the sale of shares in Subsidiaries with an individual value of more than 10,000 euros per Year;

(xi)	the acquisition or sale of shares in other companies which are not considered Subsidiaries of PDP;

(xii)	acquisitions and operational sales with an annual value in total of more than 10,000 euros;

(xiii)	the granting of general powers of attorney;

(xiv)	the granting of special powers of attorney;

(xv)	the appointment of a the following managers, independently of whether or not to be furnished with power of attorney: General Manager, lodging manager, leisure manager, and F&B manager;

(xvi)	the appointment of financial controllers.

E.3.10.	Mutual general powers of attorney

On the Execution Date, the Board shall execute and issue joint general powers of attorney to all of the Directors to authorise any two of these Directors, if and when one of them belongs to the Directors initially named on proposal of MHI (group A Director) and the other on proposal of KAT (group B Director)5, to jointly, but not severally, act on behalf of PDP.

E.3.11.	Consideration and expenses

3.11.1.	Directors will not receive any economic compensation from PDP for their role, unless expressly otherwise so agreed by the Shareholders.

3.11.2.	Notwithstanding the above, any reasonable expenses incurred by the Directors for attending Board meetings will be reimbursed by PDP; the term “reasonable expenses” shall, for the purpose of this sub-Section E.3.11.2, not include any costs and expenses incurred for travelling to Spanish territory from outside Spain.

E.4.	Management structure below the Board

E.4.1.	General Manager

The General Manager of PDP and of the Hotel, the Leisure Facilities and the F&B Facilities (the “General Manager”) shall be proposed by KAT and approved by majority decision of the General Meeting of Shareholders.

5	See Sections E.3.2 and E.3.3.

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E.4.2.	Managers directly reporting to the General Manager

The following staff of PDP shall directly report to the General Manager:

4.2.1.	Lodging Manager

The lodging manager is to be proposed by MHI and to be approved by the Board.

4.2.2.	Leisure Manager

The leisure manager is to be proposed by KAT and approved by the Board .

4.2.3.	F&B Manager

The F&B manager is to be proposed by the General Manager and approved by the Board.

4.2.4.	Financial Controller

The financial controller is to be elected and approved by the Board.

E.5.	Avoidance of conflicts in the General Meeting and the Board

The Shareholders undertake to resolve, in good faith and to the best of their abilities, any Disputes arising in relation to the Agreement and, in particular, to any decision adopted or to me adopted by the General Meeting or by the Board. In particular, they undertake to not use their Shareholder rights to:

(i)	unduly prevent, obstruct or otherwise delay the management, administration or undertaking of PDP’s business;

(ii)	prevent, obstruct or otherwise delay decision-making in any of the governing bodies of the company; or

(iii)	request, promote, obtain or allow the dissolution, with or without liquidation, of PDP.

E.6.	Deadlock Provision

E.6.1.	Exception from Arbitration

As a general exception to the provisions laid out in Section G.10.2, Deadlocks and Disputes arising due to a Deadlock shall exclusively be resolved according to the procedure described in this Section E.6.

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E.6.2.	Definition

For the purposes of the Agreement, a Deadlock (the “Deadlock”) is understood to occur when:

(i)	there is an absence of agreement with regards to the adoption of any of the decisions of the General Meeting and/or the Board, where applicable, whose failure to be adopted impedes or obstructs the normal functioning of these governing bodies and/or of the business activity of PDP, including PDP’s ability to meet its financial obligations (the “Material Decisions”), or

(ii)	it has not been possible to hold the General Meeting or for the Board to sit owing to a lack of quorum on at least three (3) occasions in a period of less than two (2) months, all for the purpose of considering any Material Decision.

E.6.3.	Preventive measures

6.3.1.	The Shareholders hereby expressly state the importance of the avoidance of Deadlock situations.

6.3.2.	Each of the Shareholders shall ensure that the Directors appointed in accordance with their proposal inform them in advance about those cases in which a Deadlock situation may be foreseen in order to be able to devise the appropriate measures to, where applicable, prevent or break the Deadlock.

E.6.4.	Deadlock Notice

Should a Deadlock occur, the Shareholders will promptly meet to try to resolve the conflict. If the Shareholders fail to resolve the Deadlock, either Party may send to the other a notification of Deadlock (the “Deadlock Notice”).

E.6.5.	Deadlock Solution Period

Upon receipt of the Deadlock Notice, the governing bodies of the Shareholders will meet in order to try to break the Deadlock; the maximum term for such amicable Deadlock solution shall be sixty (60) Days as from the Day following the receipt of the Deadlock Notice (the “Deadlock Solution Period”).

E.6.6.	Definite Deadlock

6.6.1.	If the Deadlock cannot be broken and/or resolved during the Deadlock Solution Period, then the following rules shall apply:

(i)	Purchase agreement between the Shareholders: Within sixty (60) Days as from the end of the Deadlock Solution Period, the Shareholders shall agree upon the sale or purchase, as applicable, of their respective block of Shares in PDP to each other to achieve that one of them becomes the sole owner of the Shares which represent one hundred per cent (100%) of the Share capital of PDP.

(ii)	Asset sale through intermediary: In the event that the aforementioned deadlines expire without the Shareholders having signed an agreement for the purchase or sale of the corresponding shares, any of the Shareholders is hereby authorised to select by random drawing conducted before a Spanish notary public on behalf of PDP a property agency from the following three, Richard Ellis, Jones Lang Lasalle or Aguirre Newman, for the purposes of, once the choice has been made, determining the target sales price (in accordance with the market) and subsequently promoting and selling, as a block, either all of the assets of PDP or PDP itself.

(iii)	Auction: Should the assets as a block not be sold within six (6) months as from the selection of the property agency, then the assets as a block are to be put up for auction to be sold to the highest bidder.

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E.6.7.	Exclusion of definite Deadlock during initial period

E.6.8.	Management of the Company during a Deadlock situation

As long as the Deadlock persists and/or has not been resolved as stipulated in Section E.6, the Parties agree (i) to act in good faith in the interests of PDP and (ii) to adopt the measures needed for PDP and, where applicable, for its subsidiaries to be managed fairly and expeditiously, minimising the damage which may be incurred as a result of the aforementioned Deadlock.

E.7.	Restrictions to the Transfer of shares

The Transfer of shares in which PDP’s share capital is divided (the “Shares”) will generally be governed by the following provisions:

E.7.1.	Block Transfers only

The Shareholders may only Transfer their Shares as a block, not partially or in fragments.

E.7.2.	Initial Minimum Holding Period

Based on the Shareholders’ acknowledgement of the essential nature of their stake in the leadership and development of PDP through the activities carried out by each of them for PDP, each of the Shareholders has the obligation to maintain their respective stakes in the share capital of PDP under their direct ownership, or under the ownership of a company under their Control, for a period of five (5) Years as from the Execution Date of this Agreement (the “Minimum Holding Period”), except where prior express written authorisation is granted by the other Shareholder.

E.7.3.	Transfers after the Minimum Holding Period

After the Minimum Holding Period, the following rules shall apply:

7.3.1.	Transfers amongst Affiliates

(i)	Any voluntary Transfers of Shares, whether for good and valuable consideration or by free gift, will not be restricted subject to this Agreement if and when (1) made by any legal Person or inter vivos and (2) in favour of an Affiliate of the Shareholder who desires to Transfer its Shares in PDP (the “Transferor”). In such case, the Transferor shall notify the other Shareholder, in advance and in writing, of its intent to Transfer and of the identity of the potential transferee. The Shareholder who receives such notification may not oppose to the intended Transfer if the notification and the Transfer comply with the provisions of this Section, except where the said Transfer is intended to be made to a direct competitor of the notified Shareholder.

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(ii)	In any event:

(1)	The Transferor shall fulfil, jointly and severally, the obligations incurred by virtue of this Agreement and any and all other Contracts governing the relations between the Shareholders; and

(2)	Prior to such Transfer, the company acquiring the Shares shall sign a declaration of adherence to this Agreement and to the Contracts that amend or complement it.

(iii)	If at any later time the company acquiring the shares ceases to be an Affiliate of the Transferor, then the Transferor shall regain ownership of the Shares prior to such an event.

7.3.2.	Right of First Refusal and Tag-along Right

With respect to Transfers of Shares intended to be made inter vivos, whether granted in return for good and valuable consideration or by free gift, except in those cases permitted subject to Section E.7.3.1, the non-Transferring Shareholder shall have the Right of First Refusal (the “Right of First Refusal”) and the right of co-sale (the “Tag-along Right”) subject to the following terms and conditions:

(i)	Notice of Transfer: The Shareholder intending to Transfer its Shares to a non-Shareholder shall give due notice of its Transfer plans to the other Shareholder at least forty (40) days prior to the expected Transfer formalisation date, enclosing the pertinent drafts of such Contract (the “Notice of Transfer”). The Notice of Transfer shall identify the shares concerned, the proposed transferee and the terms and conditions of the Transfer (including compensation, term, conditions, and method of payment). In case the Transfer is intended to be made by free gift, only the personal or company registry details of the proposed transferee will be required.

(ii)	Response Period: Within thirty (30) Days as from the reception of the Notice of Transfer (the “Response Period”), the non-Transferring Shareholder may give due notice to the Transferor of its intention to exercise its Right of First Refusal or its Tag-along Right as stipulated herein.

(iii)	Waiver of Right of First Refusal and Tag-along Right: If (a) the non-Transferring Shareholder waives its Right of First Refusal and its Tag-along Right expressly, specifically and in writing or if (b) the due response notice to the Transferor is not given within the Response Period, then:

(1)	The Transferring Shareholder may Transfer its Shares to the proposed transferee, who, in any event, shall unconditionally adhere to the terms of this Agreement by means of the executing declaration of adherence;

(2)	The Transfer to the proposed transferee shall take place (a) subject to the terms and conditions described in the Notice of Transfer and (b) within thirty (30) Days as from the end of the Response Period; and

(3)	Within ten (10) Days following the execution of the Transfer Contracts the Transferor shall give due notice to the non-Transferring Shareholder stating that the compensation paid for the Transfer corresponds to the compensation indicated in the Notice of Transfer.

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(iv)	Exercise of Right of First Refusal: If the non-Transferring Shareholder duly exercises its Right of First Refusal in the Response Period, then:

(1)	The Transferor shall have the obligation to carry out the Transfer in favour of the other Shareholder subject to the terms and conditions indicated in the Notice of Transfer within thirty (30) Days as from the end of the Response Period; unless

(2)	When and if the Transfer to the third Person was supposed to be made in return for good and valuable consideration different from free gift and from sale for currency payments only, then the compensation to be paid for the Transfer between the Shareholders shall be the fair value of the Shares determined by dividing by three (3) the sum of the three (3) Share value amounts determined by three (3) auditors to be chosen as follows:

Within ten (10) Days as from the end of the Response Period, the Transferor and the other Shareholder shall choose one auditor each; these two (2) appointed auditors shall, within a period of further ten (10) Days thereafter choose the third auditor; the cost of each of the auditors appointed by a Shareholder shall be borne by the corresponding Shareholder, and the cost of the third auditor shall be borne in equal proportions by the Transferring and the acquiring Shareholder;

If, however, any one, two or three of the foregoing auditors is/are not appointed, for whatever reason, within the time periods set out herein, then the Chamber of Commerce and Industry of Madrid, in Spain, shall appoint the lacking number of auditors; the cost of the auditors so appointed on behalf of a Shareholder shall be borne by such Shareholder, while the cost of the third auditor shall always be born in equal shares by the Shareholders;

The auditors shall adopt a decision in the period of sixty (60) Days as from the appointment of the third auditor, without the possibility of appeal against such determination of the compensation; and

The Shareholders shall carry out the Transfer of the offered Shares within thirty (30) Days as from the receipt of the auditors’ last report.

(v)	Exercise of Tag-along Right: If the non-Transferring Shareholder duly exercises its Tag-along Right in the Response Period (the Tag-along Notice), then:

(1)	Within fifteen (15) Days as from the end of the finalisation of the Response Period, the Transferor shall obtain, from the third Person transferee, a legally binding offer for the acquisition of the Shares of the other Shareholder under the same terms and conditions as those agreed between the Transferor and such third Person.

(2)	If within the aforesaid period of fifteen (15) Days the Transferor does not receive the said binding offer in writing from the third Person transferee, it must notify the non-Transferring Shareholder of such circumstance, and the Transfer shall be automatically disallowed.

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(vi)	The Shareholder intending to Transfer its shares shall inform the potential purchaser during the course of the negotiations of the Right of First Refusal and of the Tag-along Right contained in this Section E.7.3.2. Likewise, it has the obligation to not accept any offer for the Transfer of its Shares that may imply in any way that the eventual purchaser is unaware of such rights.

E.7.4.	Prohibition of indirect Transfer

7.4.1.	Should the Control of the company through which one of the Shareholders holds the ownership in the shares in KAT change, then the concerned Shareholder shall adopt reasonable measures to regain ownership before such Change of Control is completed.

7.4.2.	Accordingly, the Transfer of any shares, stakes, ownership or assets for the purpose of indirect Transfer of shares without prior observance of the provisions of this Section E.4 is expressly prohibited.

E.7.5.	Continuity of effective Control of KAT and of the Shares KAT holds in PDP

7.5.1.	For the purpose of demonstrating that Mr. and Mrs. Demerau have the effective Control of KAT, KAT shall provide MHI with all relevant and sufficient corporate information and documents on the Completion Date at the latest, including balance sheets of KAT, and proof of their direct and/or indirect ultimate Control of KAT.

7.5.2.	In case Mr. and Mrs. Demerau had the desire to Transfer or relinquish their position of effective Control of KAT, the provisions made in this Section E.7 shall apply.

E.7.6.	Prohibition of encumbering shares

The Shareholders may only encumber their shares and confer rights over them to third Persons if such an operation were to have the sole purpose of obtaining finance for the operations derived from this Agreement and on prior authorisation from the other Party in writing.

E.7.7.	Penalties and protective measures

7.7.1.	Penalties

(i)	If a Shareholder fails to comply with (i) the Right of First Refusal or (ii) the Tag-along Right, then the defaulting Shareholder shall pay the non-defaulting Shareholder, in proportion to its equity stake in PDP, by way of penalty, the amount equivalent to ten times (x10) the fair value of its equity stake on the date of execution of the Transfer of the Shares.

(ii)	This penalty is expressly agreed as an exception to the general scheme provided for in Article 1.152 of the Spanish Civil Code, and is in addition to the damages incurred. Therefore, under no circumstances shall it replace the defaulting Shareholder’s obligation to compensate the non-defaulting Shareholder for the damages incurred.

(iii)	Bearing in mind the serious consequences of a breach of contract, the Shareholders expressly agree that the penalty set out in this Section shall be applied in its entirety, and shall not be moderated according to the degree of non-compliance or any other circumstances.

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7.7.2.	Protective measures

(i)	Breach of the Agreement may cause irreparable damage to the non-defaulting Party, which would not be fully compensated for with the remedies provided for herein. Therefore, the Parties believe that, in the event of a breach of contract, it is essential that the non-defaulting Party may obtain, when applicable and as promptly as possible, the adoption of protective measures to safeguard its rights.

(ii)	Consequently, and without prejudice to its right to claim the compensation provided for in the Agreement, the non-defaulting Party shall also be entitled to request the adoption of protective measures in any court or other competent authority if such measures are not agreed by the arbitration tribunal provided for in Section G.10.2.

F.	Further co-operation, Development and exclusivity

F.1.	Further Co-operation

In furtherance of Section A.3.3.2(iii) above, KAT, PDP and MHI agree upon further co-operation subject to the following terms and conditions:

F.1.1.	Fun Pass and Fun Pass Hotels

1.1.1.	The Fun Pass shall at least include one entry for either the House of (1) either Katmandu or 18 holes of mini golf and (2) one additional base attraction; however, the Parties will put together tailormade packages for each individual MHI Group Hotel situated on the island of Mallorca, including the Sol Facilities and excluding the Resort (the “Fun Pass Hotels”) with a view to maximizing the attractiveness and the marketing potential of the Leisure Facilities for the Guests of the Fun Pass Hotels.

1.1.2.	PDP will deliver to or make otherwise available at each Fun Pass Hotel a sufficient number of Fun Passes for marketing of the Fun Pass to all Guests of the Fun Pass Hotels.

1.1.3.	MHI will market the Fun Pass to the Guests of the Fun Pass Hotels for the price MHI considers appropriate.

F.1.2.	Minimum Revenue Guarantee

1.2.1.	Revenue calculation: For the purpose of this sub-Section F.1.2, the calculation of the revenue generated by the Guests of the Fun Pass Hotels shall be based on the total revenue generated by or related to the Fun Pass, either by the sale of the pass itself or by additional income received in the Leisure Facilities for any concept, including upgrades, return visits and any other revenue which may be tracked on an individualised Guest basis.

1.2.2.	Minimum revenue guarantee: MHI guarantees to KAT and PDP that PDP shall obtain an annual minimum of revenue (as described in the foregoing sub-Section F.1.2.1), which shall be (1) of eight hundred thousand euros (€800,000) regarding the Year 2013 and (2) of one million eight hundred thousand euros (€1,800,000) regarding each of the remaining Years of the term of validity.

1.2.3.	Shortfall payment: In the event of a short fall in revenue with respect to the minimum guarantee established in the foregoing sub-Section F.1.2.3, MHI shall make a shortfall payment to KAT, which shall be calculated by multiplying the percentage of such revenue shortfall by three hundred fifty thousand euros (€350,000).

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F.1.3.	Term of validity

The term of the agreements met in this Section F.1 shall be valid and in force as from 1st January 2013 through to 31st December 2017,. The Parties will work together to establish conditions upon which the Leisure Facilities may be marketed to Guests of the Fun Pass Hotels for the period as from 1st January 2018.

F.2.	Development

It is the intention, but not the obligation, of the Parties to replicate the concept of this Agreement in other areas which MHI owns, operates, manages or franchises hotels or resorts.

F.3.	Exclusivity

F.3.1.	General Regulation

Neither Party nor any of their directors, employees or any other Person acting on its behalf nor any of their Affiliates will in any way directly or indirectly:

(i)	built, construct and/or open a leisure and/or entertainment park and/or similar or equivalent and/or a Resort and/or similar or equivalent and/or solicit, initiate, encourage or facilitate any proposal or offer for a Contract with such a purpose;

(ii)	solicit, initiate, encourage or facilitate any proposal or offer to enter into a Contract similar or equivalent to the present Agreement concerning the Fun Pass and/or similar or equivalent and/or concerning the Resort and/or similar or equivalent and/or concerning the Sol-Katmandu FCA and/or similar or equivalent;

(iii)	enter into any discussions, negotiations, arrangements or Contracts with any Person or entity which provide for any such Contract; or

(iv)	except as otherwise required by Law, provide to any Persons other than the Parties’ or their representatives any information or data related to this Agreement and/or any similar or equivalent Contract and/or afford access to the properties, books or records of any or all of the Parties to any such Persons.

F.3.2.	Limitation

The undertakings established in points (i) and (ii) of the foregoing Section F.3.1 shall be applicable only with respect to Persons doing business on Mallorca, Spain, unless KAT and/or any of its Affiliates develop a theme park similar or equivalent to Katmandu Park or a resort similar or equivalent to the Resort in any other market in which MHI has, at the time of the project presentation to MHI, a concentration of MHI branded facilities with a total of more than 750 rooms and MHI desires to conclude a similar arrangement to the initial Sol-Katmandu Co-operation Agreement or to this Agreement within that market, whereby “market” shall mean any area comprised by a radius of fifty kilometres (50km) around the proposed location of the KAT establishment concerned.

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F.3.3.	Hotel specific exclusivity

PDP shall not, in connection with the Hotel, which shall form part of the Resort, join or become incorporated into any hotel network or chain, or promotional circuit, or reservation centre, or, generally, become associated in any manner whatsoever with other tourist or hotel bodies without the prior express written approval of MHI.

F.3.4.	Best Available Offer in the Market

PDP (i) affirms that the commercial conditions for Leisure Facilities’ products offered to MHI are and will be the best available offer in the market with reference to the Leisure Facilities, and (ii) undertakes not to make, or agree upon, any better offer to any third Person.

G.	General provisions

G.1.	Term of the Agreement

This Agreement shall remain valid and in force as long as both of the Shareholders or any of their respective Affiliates continue to own Shares in PDP.

G.2.	Absence of conflict

The execution of the Agreement and the performance of the obligations set out herein by the Parties:

(i)	does not constitute a breach of legislation, regulations, orders, rules, judgments, rulings or resolutions of any other nature applicable to the Parties, and

(ii)	does not conflict with Contracts, agreements or instruments binding the Parties, nor does it give rise to a breach or termination of any of the foregoing.

G.3.	Transfer of rights and obligations

A Party may only Transfer its rights and obligations under this Agreement to an Affiliate, provided

(i)	the identity of the Transferee company is communicated to the other Party in writing at least fifteen (15) days prior to the date scheduled for the Transfer, and

(ii)	the Transferee company expressly and fully accepts the terms and conditions of this Agreement by signing a declaration of accession to same.

G.4.	Costs and charges

The legal, accountancy, audit and other professional related costs, charges and expenses (including Taxes) incurred in the negotiation, conclusion, execution and implementation of the Agreement shall be borne by the Party that hired them in each case, excluding, however, those related to the notary public, the commercial registry, and the land registry, which shall be borne by PDP.

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G.5.	Interpretation rules

G.5.1.	Entire agreement

In the event of a dispute over the content of a companion document or a Schedule and the content of the Agreement, the content of the latter shall prevail, unless expressly indicated to the contrary.

G.5.2.	Severability

The illegality, invalidity or ineffectiveness of any provision of the Agreement shall not affect the validity of the other Sections, provided the rights and obligations of the Parties under this Agreement are not affected in an essential way. An essential way is construed as any situation that seriously damages the interests of either of the Parties or affects the object of the Agreement. Such provisions shall be replaced or integrated into others which, complying with the law, serve the same purpose as the provisions they replace.

G.5.3.	Schedules and amendments to the Agreement

5.3.1.	All of the Schedules form an integral part of the Agreement and have the same force and effect as if they had been included in the main body of the Agreement.

5.3.2.	Any amendments to the Agreement shall be made in a written document signed by the Parties.

G.5.4.	Waiver

5.4.1.	It shall not be deemed that a Party has waived a right under this Agreement or of any breach of this Agreement by the other Party unless the waiver is made expressly and in writing.

5.4.2.	Any waiver of a Party’s rights under this Agreement or of any breach of this Agreement by the other Party pursuant to the previous paragraph shall not be construed as a waiver of any other rights or of any other or further breach, even when these are similar.

G.6.	Notices

G.6.1.	Method

All notices between the Parties pursuant to this Agreement will be served by registered letter, fax or telegram with an acknowledgement of receipt or by any other legally binding means. They shall be sent to the addresses indicated below or to any other that may be communicated to the other Party in the future by one of the aforementioned methods.

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G.6.2.	Address and recipients

6.2.1.	All notices and communications between the Parties to be affected by such notice or communication shall be sent to the addresses and to the attention of the persons indicated below:

(i)	KAT:

Katmandu Collections, LLLP

Ms. Julia Demerau

General partner

6060 Welton Avenue

Las Vegas 89107

Nevada, United States of America

Fax:	[***]
E-mail:	[***]

Or to:

Katmandu Collections, LLLP

Mrs. Julia Emily Demerau

c/ San Miguel, 68, A, 7º

07002 Palma de Mallorca, Spain

Fax:	[***]
E-mail:	[***]

And, in any case, with copy to:

Luis Palmer Libis

c/ San Miguel, 68, A, 7º

07002 Palma de Mallorca, Spain

Fax:	[***]
E-mail:	[***]

(ii)	PDP

Poducciones de Parques, S.L.

Mr. Larry Scott Demerau

Chairman of the Board

Avenida Pere Vaquer Ramis, s/m

Calvià, Spain

Fax:	[***]
E-mail:	[***]

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With copy to:

Producciones de Parques, S.L.

Mr. Mark Hoddinott

Secretary of the Board

c/ Gremi Boters, 24

07009 Palma de Mallorca, Spain

Fax:	[***]
E-mail:	[***] and

(iii)	MHI:

Meliá Hotels International, S.A.

Mr Mark Hoddinott, EVP Real Estate

C/ Gremi Boters, 24

07009 Palma de Mallorca, Spain

Fax:	[***]
E-mail:	[***]

With copy to:

Meliá Hotels International, S.A.

Mr Andre Gerondeau, EVP Hotels

C/ Gremi Boters, 24

07009 Palma de Mallorca, Spain

Fax:	[***]
E-mail:	[***]

6.2.2.	Any changes of address or contact person for the purpose of notices shall be immediately communicated to the other Party in accordance with the rules stipulated in this Section. If a Party does not receive notification of such changes, the notices that this Party serves to the original contact details in accordance with these rules shall be deemed to be correctly made.

G.6.3.	English language

All notices or formal communications under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail. Any such notice or formal communication made in a language other than English, but not accompanied by a translation into English, shall be deemed null and void and shall have no effect upon the receiving Party and the matter, rights and obligations concerned.

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G.7.	Further action

Each Party and the Board shall execute and deliver any and all papers, documents and instruments and perform any and all acts that are necessary or appropriate to implement the terms of this Agreement and the intent of the Parties.

G.8.	Amendment or modification.

This Agreement (including the Schedules annexed hereto) may be amended or modified from time to time only by the unanimous written consent of all the Parties affected by such amendment or modification.

G.9.	Unforeseen Circumstances and Mutual Collaboration

The Parties recognise that circumstances may arise which were not foreseen at the Execution Date and which may have a significant effect upon the agreements made herein, or upon PDP, KAT and/or MHI in respect of their businesses. The Parties hereby agree to consult each other in the spirit of mutual collaboration in an attempt to resolve any problems arising from such unforeseen circumstances. The Parties hereby expressly acknowledge that this Section G.9 only obligates the Parties to consult in good faith.

G.10.	Governing law and Dispute resolution

G.10.1.	Governing law

This Agreement shall be governed by and construed in accordance with the Laws of Spain, excluding any conflict-of-laws rule or principle that might refer the governance, construction or interpretation of this Agreement to the Laws of another jurisdiction.

G.10.2.	Dispute resolution

Disputes shall be resolved exclusively in the manner set forth in this Section G.10.2, unless expressly otherwise established in this Agreement.

10.2.1.	Dispute notice

A Dispute shall be deemed to have arisen when a Party notifies the other in writing to that effect (the “Dispute Notice”).

10.2.2.	Period of amicable Dispute resolution

The Parties to any Dispute shall use reasonable endeavours to resolve the Dispute amicably within a period of thirty (30) Days as from receipt of a Dispute Notice by one of the Parties.

10.2.3.	Arbitration

Any Dispute that cannot be resolved by these preferential means shall, necessarily and exclusively, be definitely settled by arbitration in law, administered by the Court of Arbitration of the Official Chamber of Commerce and Industry of Madrid, in accordance with its arbitration rules in force at the time the request for arbitration is filed. The language to be used in such arbitration shall be English. The place of arbitration shall be Madrid.

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10.2.4.	Consequential damages

If the arbitration tribunal ascertains that the Party that prompted the recourse to arbitration or requested arbitration did so in bad faith and with the sole objective of delaying the performance of an obligation under the Agreement, the arbitrators’ decision shall include a specific provision establishing the liability for consequential damages.

G.10.3.	Survival

The provisions of this Section G.10 shall survive the termination of this Agreement for any reason, regardless of whether a Dispute arises before or after termination of this Agreement and regardless of whether the related arbitration proceedings occur before or after termination of this Agreement.

G.11.	Confidentiality and Announcements

G.11.1.	Confidentiality

11.1.1.	Except as required by applicable Law, PDP and MHI agree not to disclose any of the terms of this Agreement or any confidential, proprietary or non-public information relating to the assets, trade secrets, methods, financial affairs, or business of any Party hereto, provided that such disclosure may be made

(i)	to its directors, officers, employees, legal or other professional advisors, to the extent necessary to enable it or them to perform or cause to be performed or to enforce any of its rights or obligations under this Agreement;

(ii)	when required to do so by Law or by or pursuant to the rules or any order of any court, tribunal, arbitrator or agency of competent jurisdiction;

(iii)	to the extent that the Confidential Information has become publicly available or generally known to the public at the time of such disclosure otherwise than as a result of a breach of this Section G.11;

(iv)	to a relevant Tax authority to the extent required for the proper management of the taxation affairs of that Party, any of its holding companies or any subsidiary of any of the foregoing;

(v)	if such disclosure is expressly permitted by some other provision of this Agreement or if the other Party or has given prior written approval to the disclosure;

(vi)	when required by any securities exchange, regulatory or governmental body having jurisdiction over the Party seeking to make disclosure whether or not the requirement for disclosure has the force of Law; or

(vii)	subject to the following sub-Section G.11.1.2, pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official or otherwise required by Law (with respect to which the Party may rely upon the advice of its legal counsel);

provided, however, prior to any disclosure made pursuant to the this sub-Section G.11.1.1, any Person to whom such disclosure is made shall first be required to execute a confidentiality agreement substantially similar to that established by this Section G.11.1.

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11.1.2.	If a Party hereto or any of its Affiliates receives a request to disclose any of the terms of this Agreement under a subpoena or order, such Party shall

(i)	promptly notify the other Party thereof;

(ii)	consult with the other Party on the advisability of taking steps to resist or narrow such request; and

(iii)	if disclosure is required or deemed advisable, cooperate with the other Party in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded those terms of this Agreement that are disclosed.

11.1.3.	If this Agreement is terminated for any reason whatsoever, on the request of the disclosing Party, a Party receiving any confidential, proprietary or non-public materials shall promptly return to the disclosing Party any and all confidential, proprietary or non-public materials it may have received from or on behalf of the other Party and shall not retain any copies or extracts therefrom.

11.1.4.	Each Party acknowledges that in the event of any breach of this Section G.11.1, the non-disclosing Party would be irreparably and immediately harmed and may not be made whole by monetary damages alone. Accordingly, in addition to any other remedy to which it may be entitled at Law, the non-disclosing Party shall be entitled to an injunction or injunctions (without the posting of any bond and without proof of actual damages) to prevent breaches or threatened breaches of this Section G.11.1 or to compel specific performance of this Section G.11.1, and neither the breaching Party nor its representatives will oppose granting of such relief. Each Party also agrees to reimburse the non-disclosing Party for any and all costs and expenses, including attorneys’ fees, incurred by the non-disclosing Party in attempting to enforce the obligations of the other Party hereunder.

G.11.2.	Announcements

11.2.1.	Except as provided in Sections G.11.1 and in the TLA, the Parties shall not make (and shall procure that no Person connected with it nor any of its directors, officers or employees shall make) any public announcement concerning the subject matter of this Agreement without the prior written approval of any other Party, such approval not to be unreasonably withheld or delayed.

11.2.2.	A Party may make a public announcement concerning the subject matter of this Agreement if required by:

(i)	Law or by or pursuant to the rules or any order of any court, tribunal or agency of competent jurisdiction; or

(ii)	any securities exchange, regulatory or governmental body having jurisdiction over it, whether or not the requirement for announcement has the force of Law.

G.11.3.	Survival

The obligations in this Section G.11 shall continue to apply after the termination of this Agreement without limit in time.

G.12.	Counterparts

This Agreement may be executed in one or more counterparts. All counterparts shall be valid and binding on the Party executing them and shall, when taken together, constitute one and the same document for all purposes. This Agreement may be executed and delivered by facsimile signature for execution on the part of one of more Parties hereto.

In witness whereof, the Parties have caused this Agreement to be duly executed and delivered and hereto sign it in one copy for its notarisation, and submit it to the notary public, together with its unsigned Schedules, so that it can be recorded.

{SIGNATURES ON NEXT PAGE}

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SIGNATURE PAGE

/s/ Julia Emily Demerau
Ms. Julia Emily Demerau, on behalf of
KATMANDU COLLECTIONS, LLLP,
and, with respect to Section E.7.5,
on her own name and behalf.

/s/ Larry Scott Demerau
Mr. Larry Scott Demerau, on behalf of
PRODUCCIONES DE PARQUES, S.L,
and, with respect to Section E.7.5,
on his own name and behalf.

/s/ Mark Hoddinott
Mr. Mark Hoddinott, on behalf of
MELIÁ HOTELS INTERNATIONAL, S.A.

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LIST OF SCHEDULES

Description of the establishment

2). List of operational Licenses

3). Financial Statements

4). Contract with Mr. Simon Blades

5). List of Trademarks and Licenses

6). Employees of PDP at Leisure Facilities

7). Hotel Staff

8). Other relevnt social benefits data

9). Certificates of Insurance Policies

10). Material Agreements

11). Hospitality Services Agreement

12) Leisure & Entertainment Service Agreement

13) Trademark License Agreement

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